The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100

March 21, 2016

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, on Friday, May 6, 2016, at 10:00 a.m., local time.

You will be asked to: (i) elect four directors for a term of one year; (ii) cast an advisory vote to approve named executive officer compensation; (iii) approve an independent registered public accounting firm for the fiscal year ending December 31, 2016, and (iv) consider one shareholder proposal, if properly presented at the meeting.

Your vote is important. We urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

Brokers may not vote your shares on the election of directors, the advisory vote on named executive officer compensation, or the shareholder proposal, in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States.

We appreciate your prompt response and cooperation.

Sincerely,

Thomas C. Schievelbein
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2016

The annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 6, 2016, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, for the following purposes:

1.	To elect as directors the four nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2017.
2.	To approve an advisory resolution on named executive officer compensation.
3.	To approve the selection of KPMG LLP as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2016.
4.	To consider a shareholder proposal, if properly presented at the annual meeting.
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 2, 2016 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 2, 2016, commencing on or about March 25, 2016.

Please note that brokers may not vote your shares on the election of directors, the advisory vote on named executive officer compensation or the shareholder proposal, if properly presented, in the absence of your specific instructions as to how to vote.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE

Lindsay K. Blackwood
Secretary

March 21, 2016

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 6, 2016.

The annual report to shareholders and proxy statement are available at:
http://www.brinks.com/2016annualmeetingmaterials.

The Brink’s Company

PROXY SUMMARY

To help you review The Brink’s Company’s (“Brink’s” or the “Company”) 2016 proxy statement, we have summarized several key topics below. The following description is only a summary. For more complete information about these topics, please review the complete proxy statement and the Company’s 2015 Annual Report on Form 10-K.

2015 Highlights

Brink’s is a premier provider of secure logistics and security solutions, including cash-in-transit, ATM replenishment and maintenance, secure international transportation of valuables and cash management services, to financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations around the world. We serve customers in more than 100 countries and have approximately 59,900 employees worldwide. A significant portion of our business is conducted internationally, with approximately 76% of our $3 billion in revenues earned outside the United States.

Brink’s reported strong 2015 earnings that reflected execution of cost reduction efforts, growth in Argentina and Asia, significant progress in turnaround efforts, including in Mexico and Chile, lower security costs, lower interest expense, and a lower corporate tax rate, which together more than offset a decline in profits in the U.S. and the unfavorable impact of currency translation.

Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining 2015 compensation for the named executive officers:

2015 Non-GAAP Earnings Per Share*	2015 Non-GAAP Segment Operating Profit*	2015 Three Year Relative Total Shareholder Return

$1.69	$226 million	30th Percentile
($1.01 in 2014)	($216 million in 2014)	(relative to S&P 500 for the period April 2013 – December 2015)
Non-GAAP Earnings Per Share is a key measure of the Company’s profitability and is the performance measure used in the Company’s annual incentive program.
Non-GAAP Segment
Operating Profit was a key
measure of the Company’s
profitability until it was
replaced by Operating Profit in
connection with financial
reporting changes in 2014 and
is the performance measure
used for the Performance
Share Units (“PSUs”) portion of
the Company’s 2013-2015
Long-Term Incentive (“LTI”)
program.

Total Shareholder Return (“TSR”)
measures how well Brink’s is
delivering shareholder value.
Three year relative TSR is
factored into long-term incentive
payouts if it is within the top or
bottom quartile, relative to a
comparator group.

*	These financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See pages 37 and 38 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a reconciliation of non-GAAP earnings per share from continuing operations to the most directly comparable GAAP financial measure. See Appendix A for a reconciliation of non-GAAP segment operating profit to the most directly comparable GAAP financial measure.

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The Brink’s Company

Executive Compensation Program

Our executive compensation program is structured to link compensation to Company and individual performance over the short- and long-term and to align the interests of executives and shareholders. We do this by using shares of the Company’s common stock (“Brink’s Common Stock”) and stock-based awards in our incentive compensation programs and by maintaining robust executive stock ownership guidelines. Elements of compensation for Brink’s executives include base salary, annual incentives and long-term incentives.

Performance-Based and Variable Compensation

Annual Incentives	Annual Cash Bonus Provides a cash award based on achievement of a pre-established one-year performance goal.
Long Term Incentives	Performance Share Units (“PSUs”) Paid out in shares of Brink’s Common Stock at the end of the three-year performance period, based on achievement of pre-established three-year performance goal.

Market Share Units (“MSUs”)
Paid out in shares of Brink’s Common Stock at the end of the three-year performance period, based on the stock price of Brink’s Common Stock at the end of the performance period versus the price at the beginning of the performance period.

In 2015, performance-based compensation (which includes annual incentives, PSUs and MSUs) represented approximately 83% of total target compensation for the Chief Executive Officer and approximately 60% of total target compensation (on average) for the Company’s other named executive officers as illustrated below. See pages 33-35 for additional information about the long-term incentive awards.

*	Base Earnings includes base salary and, for one named executive officer on international assignment, an expatriate allowance.

2015 Compensation Decisions

In February 2015, the Compensation and Benefits Committee (the “Compensation Committee”) approved annual long-term incentive (“LTI”) awards of PSUs and MSUs to the Company’s named executive officers. Payouts of 2015 annual incentives to named executive officers were approved by the Compensation Committee in February 2016 ranging from 100 – 184% of target (depending on the named executive officer), reflecting corporate performance that exceeded the target level of the non-GAAP earnings per share goal approved by the Compensation Committee and the application of negative discretion by the Compensation Committee. In February 2016, the Compensation Committee also approved payouts for LTI awards granted in 2013. MSUs were paid out in shares of Brink's Common

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PROXY SUMMARY

Stock at 108% of target, reflecting stock price appreciation over the three year period. PSUs were paid out in shares of Brink's Common Stock at 171% of target, reflecting performance that exceeded the target level of the non-GAAP segment operating profit goal for the period beginning April 1, 2013 and ending December 31, 2015. These compensation decisions are more fully described in the Compensation Discussion and Analysis, beginning on page 23.

Corporate Governance

Brink’s is committed to good corporate governance and employs a number of practices that the Company’s Board of Directors (the “Board”) has determined are in the best interest of the Company and our shareholders. Following are examples of those practices.

What We Do and Don’t Do:

We strive to employ good governance practices
Lead Director—The Board annually appoints an independent lead director to ensure the Board operates independently of management and that directors and shareholders have an independent leadership contact.

Majority Vote Standard—A director must tender his or her resignation if his or her election receives less than a majority vote in an uncontested election.
Executive Sessions—The independent members of the Board hold an executive session at each regular Board meeting.
Say on Pay—We provide shareholders with an annual advisory vote on named executive officer compensation.

Proxy Access—A shareholder, or group of up to 20 shareholders, who have continuously owned at least 3% of our outstanding common stock for 3 years or more may nominate and include in our proxy statement up to the greater of 2 director nominees or 20% of our Board.

Our compensation program is designed to align with shareholder interests	Pay for Performance—Our executive compensation program links compensation to Company and individual performance over both the short- and long-term.
Stock Ownership Guidelines—We maintain robust stock ownership guidelines for the Chief Executive Officer and other executive officers.
Double Trigger Accelerated Vesting—Equity awards are subject to a “double trigger” for accelerated vesting in the event of a change in control followed by termination of employment.
We strive to adhere to good executive compensation practices	Recoupment Policy—We maintain a recoupment policy for performance-based cash and equity-based incentive payments in the event of a financial restatement.

Double Trigger Change in Control Agreements—We maintain change in control agreements that provide executives with benefits of up to two times the sum of salary and average annual bonus in the event of a change in control followed by termination of employment.

Independent Compensation Consultant—The Compensation Committee retains an independent compensation consulting firm that provides no other services to the Company.
No Tax Gross-ups and No Excessive Perquisites—There are no tax gross-ups and we provide limited perquisites to executive officers.
No Hedging—Directors and executive officers are prohibited from engaging in hedging transactions with respect to Company securities.

No Repricing of Underwater Stock Options—The Brink’s Company 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”), approved by shareholders in 2013, prohibits re-pricing of underwater stock options without shareholder approval.

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The Brink’s Company

Voting Matters

Proposal		Board Voting Recommendation	Page Reference
1.	Election of directors named in this proxy statement for a one year term	FOR each director nominee	16
2.	Approval of advisory resolution on named executive officer compensation	FOR	21
3.	Approval of KPMG as the independent registered public accounting firm for 2016	FOR	72
4.	Approval of the shareholder proposal	AGAINST	75

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Paul G. Boynton	51	2010	Chairman, President and Chief Executive Officer, Rayonier Advanced Materials Inc.	Yes	•	Audit and Ethics
					•	Compensation
					•	Finance and Strategy (Chair)
Ian D. Clough	49	2016	Managing Director of International Europe, TNT Express N.V.	Yes	•	Audit and Ethics
					•	Compensation
Peter A. Feld	37	2016	Managing Member and Head of Research, Starboard Value LP	Yes	•	Compensation
					•	Corporate Governance and Nominating (Chair)
					•	Finance and Strategy
George I. Stoeckert	67	2016	Retired President of North America and Internet Solutions, Dun & Bradstreet	Yes	•	Audit and Ethics
					•	Corporate Governance and Nominating
					•	Finance and Strategy

Shareholder Engagement

At last year’s annual meeting of shareholders, over 90% of votes cast approved the “say on pay” proposal regarding the compensation awarded to named executive officers. The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. In addition, management continues to engage in outreach to the

Company’s shareholders to discuss governance and compensation policies and practices and emerging issues. We believe these meetings have been constructive, with shareholders generally indicating support for Brink’s compensation programs and practices. Management reports to the Board on its discussions with shareholders.

Proxy Access

In March 2016, we amended our bylaws to implement proxy access. Any shareholder (or group of up to 20 shareholders) owning 3% or more of Brink’s common stock continuously for at least three years may nominate up to two individuals or 20% of the Board

(whichever is greater) for election as directors, and require the Company to include such director nominees in our proxy statement if the shareholders and the nominees satisfy the requirements contained in our bylaws.

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PROXY SUMMARY

2016 Executive Compensation Program Changes

In February 2016, the Compensation Committee approved changes to the administration of the Key Employees Incentive Plan (“KEIP”) for 2016 and to the 2016 LTI program.

For 2016, the KEIP awards will be paid based on the Company’s achievement of a one-year non-GAAP operating margin rate performance goal approved by the Compensation Committee, which represents a financial metric that the Compensation Committee believes is a critical area of focus for the Company’s shareholders this year. The Compensation Committee also approved a method for determining the impact of foreign exchange on KEIP payouts for 2016. In 2015 and prior years, the Company’s results against the KEIP performance goal have been adjusted to omit the effects of foreign exchange. For 2016, if there is a negative foreign exchange impact that exceeds the amount included in the Company's 2016 business plan, the results will be adjusted to omit 50% of the additional unfavorable foreign exchange impact. If foreign exchange has a positive effect on the

Company’s results, the results will be adjusted to eliminate 50% of the favorable foreign exchange impact.

The Compensation Committee adopted changes to the 2016 LTI program to ensure continued focus on key performance metrics and to strengthen the alignment between executives and shareholders. For their 2016 LTI awards, named executive officers will receive awards of:

Internal Metric PSUs
Paid out in shares of Brink’s Common Stock at the end of a three-year period, based on achievement of a pre-established two-year total non-GAAP operating profit performance goal, and subject to an additional one year vesting requirement. Represents 37.5% of the total LTI award for 2016.

Total Shareholder Return (“TSR”) PSUs
Paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on the Company’s TSR relative to that of companies in the S&P SmallCap 600 with foreign revenues equal to or exceeding 50% of total revenues. Represents 37.5% of the total LTI award for 2016.

Restricted Stock Units (“RSUs”)	Paid out in shares of Brink’s Common Stock and vesting in three equal annual installments. Represents 25% of the total LTI award for 2016.

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The Brink’s Company

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100. Following are questions and answers regarding the annual meeting:

Why am I receiving this proxy statement?

You are receiving this proxy statement in connection with the solicitation of proxies by the Board to be voted at the 2016 annual meeting of shareholders (and at any adjournment or postponement of the 2016 annual meeting), for the purposes set forth in the accompanying notice. The annual meeting will be held on May 6, 2016, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy (or proxy card). McAlister C. Marshall, II, Joseph W. Dziedzic and Lindsay K.

Blackwood have been designated as proxies for the annual meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Who is entitled to vote at the annual meeting?

You are entitled to notice of the annual meeting and may vote your shares of Brink’s Common Stock if you owned them as of the close of business on March 2, 2016, which is the date that the Board has designated as the record date for the 2016 annual meeting of shareholders. On March 2, 2016, the Company had outstanding 48,974,955 shares of Brink’s Common Stock. Each share of Brink’s Common Stock is entitled to one vote.

What am I being asked to vote on?

The proposals scheduled to be voted on are:

(1)	Election of directors named in this proxy statement for a one-year term;
(2)	Advisory vote to approve named executive officer compensation;
(3)	Selection of KPMG as the Company’s independent registered public accounting firm for 2016; and
(4)	A shareholder proposal

What are the Board’s recommendations?

The Board recommends a vote FOR:

•	The election of directors named in this proxy statement for a one-year term;
•	The advisory vote to approve named executive officer compensation; and
•	The selection of KPMG as the Company’s independent registered public accounting firm for 2016.

The Board recommends a vote AGAINST the shareholder proposal.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How many votes must be present to hold the annual meeting?

A majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held in street name (“Brokers’ Shares”) voted by brokers are included in determining the number of votes present. Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?

Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

How many votes are needed to approve each proposal?

The following table summarizes the vote required to approve each proposal and the effects of abstentions, broker non-votes, and signed, but unmarked proxy cards, on the tabulation of votes for each proposal. For any other business that may properly come before the annual meeting, proxies will be voted in accordance with the judgment of the person voting the proxies.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares/Effect of Broker Non-Votes	Signed but Unmarked Proxy Cards
1.	Election of director nominees set forth in this proxy statement for a one-year term	Votes cast in favor must exceed the votes cast opposing the election of each director*	No effect	Not voted/no effect	Voted “FOR”
2.	Advisory vote to approve named executive officer compensation	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/no effect	Voted “FOR”
3.	Approval of the selection of KPMG as the Company’s independent registered public accounting firm for 2016	Votes cast in favor must exceed the votes cast opposing the action	No effect	Discretionary vote by broker	Voted “FOR”
4.	Approval of the shareholder proposal	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/no effect	Voted “AGAINST”
*	Director elections are subject to the resignation policy described on page 15.

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The Brink’s Company

The Company’s bylaws provide that the Chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The Chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted. We are not aware of any matters that are to come before the annual meeting other than those described in this proxy statement. If other matters do properly come before the annual meeting, however, it is the intention of the persons named in the enclosed proxy card to exercise the discretionary authority conferred by the proxy to vote such proxy in accordance with their best judgment.

Can I revoke my proxy?

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. See “Questions and Answers

About the Annual Meeting—How do I attend the annual meeting? What should I bring?” Attendance at the annual meeting will not by itself constitute a revocation.

Who pays for the solicitation of votes?

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s

Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts. The Company has retained Innisfree M&A Incorporated to perform proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2016 annual meeting is estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

How do I attend the annual meeting? What should I bring?

Shareholders who wish to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who wish to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who wish to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

Who will count the votes?

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

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The Brink’s Company

CORPORATE GOVERNANCE

Board of Directors

Role of the Board of Directors

The Board is responsible for advancing the interests of the shareholders by providing advice and oversight of the strategic and operational direction of the Company; overseeing the governance of the Company and the Company’s executive management, including the Chief Executive Officer; and reviewing the Company's business initiatives, capital projects and budget matters. To do this effectively, the Company has established clear and specific Governance Guidelines for the Board (referred to as our Governance Policies) that, along with Board committee charters and our Code of Ethics, provides the framework for the governance of the Company.

Board Leadership Structure

The Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman should be separate. The Board regularly evaluates relevant factors to determine the best leadership structure for the Company’s operating and governance environment at the time. In January 2016, Brink’s entered into an agreement (the “Starboard Agreement”) with Starboard Value LP and its affiliates (“Starboard”) (see page 16 for more information), and announced that the Chief Executive Officer, Thomas C. Schievelbein, would step down no later than the 2016 annual meeting of shareholders and that the Company’s independent lead director had retired from the Board. In connection with these leadership changes and the Starboard Agreement, the Board appointed Michael J. Herling as the Board’s independent lead director and also committed to electing a non-executive Chairman of the Board from among the independent members of the Board of Directors. Currently, the leadership structure includes a combined Chairman and Executive Officer and an independent lead director. This structure allows the Chairman and Chief Executive Officer to draw on his knowledge and expertise related to the Company’s daily operations, industry and competitive developments to set the agenda for the Board and present a unified message externally. To ensure that the Board operates independently of management and that directors have an independent leadership contact, the Board has appointed an independent lead director. The independent lead director has the following responsibilities:

•	presides over meetings of the non-management and independent Board members and, as appropriate, provides feedback to the Chairman and Chief Executive Officer;
•	together with the Chairman and Chief Executive Officer, and with input from the non-management and independent Board members, prepares and drives the Board’s agenda;
•	serves as the liaison between non-management and independent Board members and the Chairman and Chief Executive Officer;
•	calls executive sessions of the Board or of the non-management and independent Board members;
•	serves as a “sounding board” to the Chief Executive Officer;
•	takes the lead in assuring that the Board carries out its responsibilities in circumstances where the Chairman and Chief Executive Officer is incapacitated or otherwise unable to act; and
•	consults with the Chair of the Compensation Committee to provide performance feedback and compensation information to the Chairman and Chief Executive Officer.

Meetings of the Board and Director Attendance

The Board met eight times in 2015. During 2015, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

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The Brink’s Company

Executive Sessions of the Board

The non-management members of the Board meet regularly without management present. The independent lead director presides over each meeting of the non-management and independent Board members.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. All of the directors then in office, with the exception of Mrs. Alewine, attended the 2015 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Governance Policies:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.
2.	A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.
3.	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.
5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board has affirmatively determined that Mrs. Alewine, Ms. Docherty and Messrs. Boynton, Clough, Feld, Hedgebeth, Herling, and Stoeckert are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. Messrs. Martin and Turner, who retired in January 2016, were determined by the Board to be independent in May 2015. The Board has determined that the members of the Audit and Ethics Committee (the “Audit Committee”) and the Compensation Committee meet the heightened independence requirements for service on the Audit Committee and Compensation Committee set forth in the respective committees’ charters. In addition, the Board has determined that the members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

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CORPORATE GOVERNANCE

Committees of the Board

In January 2016, the Board eliminated the Executive Committee. As a result, the Board now has four standing committees: the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) and Finance and Strategy Committee (the “Finance Committee”). Each

committee has a separate chairperson and each of the committees is composed solely of independent directors. The charters for each of the committees describe the specific authority and responsibilities of each committee and are available on our website at www.brinks.com.

Committee Membership as of January 11, 2016*

Name	Audit	Compensation	Corporate Governance	Finance
Mrs. Alewine	★		✓	
Mr. Boynton	✓	✓		★
Mr. Clough	✓	✓		
Ms. Docherty	✓	✓		✓
Mr. Feld		✓	★	✓
Mr. Hedgebeth	✓	✓	✓	
Mr. Herling		★		✓
Mr. Schievelbein				
Mr. Stoeckert	✓		✓	✓
2015 Meetings	10	8	5	7

★ Chairperson

✓ Member

*	Mr. Murray Martin and Mr. Ronald Turner retired from the Board effective January 3, 2016. Throughout 2015 and until his retirement, Mr. Martin served on the Corporate Governance and Finance Committees (and served on the Audit Committee through May 8, 2015 and as the Chair of the Corporate Governance Committee through September 11, 2015). Throughout 2015 and until his retirement, Mr. Turner served on the Corporate Governance and Compensation Committees (and served as the Compensation Committee Chair until September 11, 2015).

Audit Committee

The Audit Committee oversees management’s conduct of the Company’s financial reporting process and the integrity of its financial statements, including the Company’s accounting, internal controls and internal audit function. The Audit Committee also evaluates the qualifications and performance of the Company’s independent auditors, assesses the independence of the Company’s independent auditors and oversees the annual independent audit of the Company’s financial statements and the Company’s legal and regulatory compliance, as well as ethics programs.

The Board has identified each of Messrs. Boynton, Clough and Stoeckert as an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each of the members of the Audit Committee is financially literate under New York Stock Exchange standards.

Compensation Committee

The Compensation Committee is responsible for overseeing the policies and programs relating to the compensation of the Chief Executive Officer, and other senior executives, including policies governing salaries, incentive compensation and terms and conditions of employment. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis.”

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The Brink’s Company

Corporate Governance Committee

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board director nominees. The Corporate Governance Committee also oversees the corporate governance of the Company, including recommending to the Board the Governance Policies, and the annual evaluation of the Board’s performance. In addition, the Corporate Governance Committee recommends to the Board any changes in non-employee director compensation.

Finance Committee

The Finance Committee monitors the Company’s strategic direction, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s 401(k) Plan and frozen Pension-Retirement Plan, and any similar plans that may be maintained from time to time by the Company. The Finance Committee has authority to adopt amendments to the Company’s 401(k) Plan and its frozen Pension-Retirement and Pension Equalization Plans.

Director Nominating Process

The Corporate Governance Committee regularly engages in succession planning for the Board. In accordance with the Governance Policies and the Corporate Governance Committee charter, the Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or other factors and considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Governance Policies.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at a meeting of shareholders may nominate persons for election to the Board, if the shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals and Director Nominations” on page 78.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole, the balance of management and independent directors, and the need for particular expertise. In addition, while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held, leadership capabilities, and any other skills or experience that would contribute to the overall effectiveness of the Board of Directors.

When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After evaluating any potential director nominees, the Corporate Governance Committee makes a recommendation to the full Board, and the Board determines the nominees. The evaluation process of prospective director nominees is the same for all nominees, regardless of the source from which the nominee was first identified.

On January 3, 2016, Brink’s and Starboard entered into the Starboard Agreement regarding, among other things, the membership and composition of the Board. Pursuant to the Agreement, the Board agreed to appoint Messrs. Clough, Feld and Stoeckert as members of the Board and to nominate each of them as a director at the Company’s 2016 annual meeting of shareholders. The Agreement also provided that Mr. Feld would be the Chairman of the Corporate Governance Committee and that each of the Board’s

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CORPORATE GOVERNANCE

Committees would include one of the newly appointed directors. Additional Information about the Starboard Agreement appears on page 16.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than five percent of the

Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 28, 2015, the date that is 120 days before the anniversary date of the release of the prior year’s proxy statement to shareholders.

Board Evaluations

The Board annually assesses the effectiveness of the full Board and the performance of its committees. The Corporate Governance Committee is charged with overseeing this process. Beginning in 2016, the Board will include individual director assessments in the annual evaluation process and will implement periodic evaluation by a third party.

Board Role in Risk Oversight

The Board is responsible for the Company’s overall risk oversight and receives regular reports from management on the Company’s risk management program (described below) and from the Board’s Audit, Compensation, Corporate Governance, and Finance Committees, each of which is responsible for risk oversight within its area of responsibility. In addition, the Board conducts a targeted review of its risk oversight philosophy and assesses its risk oversight responsibilities on an annual basis.

Management is responsible for the Company’s risk management. Through the Company’s enterprise risk management (“ERM”) program, management identifies and addresses significant risks facing the Company. Under the ERM program, a team of senior executives identifies and prioritizes risks, and assigns an executive to address each major identified risk area, including by managing relevant mitigation plans and processes.

The Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, proposed risk factors and other public disclosures, mitigation strategies, and the Company’s internal controls over financial reporting. The Audit Committee also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks.

Each of the other committees of the Board considers risks within its respective areas of responsibility and regularly reports to the Board on issues related to the Company’s risk profile. The Compensation Committee considers any risks related to the Company’s executive compensation programs and has oversight responsibility for the Company’s review of all compensation policies and procedures to determine whether they present a significant risk. The Corporate Governance Committee considers risks relating to governance and management succession planning. The Finance Committee oversees risks related to the Company’s credit facilities, rating agency interactions, and pension and savings plans.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers any potential risk implications created by its compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new

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The Brink’s Company

executive compensation components. In connection with its continual risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;
•	the alignment of LTI with selected performance measures reflective of the Company’s business plan, and its financial and operational goals;
•	the use of relative shareholder return as a performance metric for LTI awards;
•	the Compensation Committee’s authority to reduce proposed incentive plan cash payouts (taking into account Section 162(m) of the Code) if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;
•	the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum payment levels;
•	the Company’s compensation recoupment policy, which applies to performance-based cash and equity-based incentive compensation paid to named executive officers and other recipients;
•	the Company’s executive stock ownership guidelines, which align the interests of the executive officers with those of the Company’s shareholders; and
•	regular review of the executive compensation program by an independent compensation consultant.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. At the Compensation Committee’s direction, the Company’s Human Resources Department in partnership with the Internal Audit Department, conducted a risk assessment of the Company’s compensation programs during 2015. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

Policy and Process for Approval of Related Person Transactions

The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into such a transaction, it must be referred to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures required by Item 404 of Regulation S-K. The Audit Committee reviews any related person transactions on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

During 2015, there were no related person transactions under the relevant standards.

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CORPORATE GOVERNANCE

Communications with Non-Management Members of the Board of Directors

The Company’s Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail to “Lead Director” at the Company’s Richmond, Virginia address. All such correspondence is provided to the independent lead director at, or prior to, the next executive session held at a regular Board meeting.

Succession Planning

The Board regularly engages in succession planning for the Chief Executive Officer role. Members of the Board (with oversight from the Corporate Governance Committee) annually review and discuss an evaluation of potential Chief Executive Officer successors and review development plans for potential successor candidates. The Board ensures that meeting agendas for the Board and its committees provide directors with exposure to and opportunities to assess potential successors. The Board annually reviews the emergency succession plan for the Chief Executive Officer. In connection with the Starboard Agreement

(which is more fully described on page 16), the Company announced in January 2016 that Mr. Schievelbein would step down from the role of Chief Executive Officer no later than the 2016 annual meeting of shareholders. In accordance with its charter and pursuant to the Starboard Agreement, the Corporate Governance Committee is overseeing the Chief Executive Officer search process, which includes, among other things, engagement of relevant advisors, development of candidate specifications, and evaluation of internal and external candidates.

Political Contributions

In general, it is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.

The Company administers, under federal and state election laws, The Brink’s Company Political Action

Committee, which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support the Company’s efforts to promote the business interests of the Company through the legislative process.

Resignation and Retirement

Under the Company’s Governance Policies, a director who retires or whose job responsibilities change materially from those in effect at the time the director was last elected to the Board should submit his or her resignation to the Board. The Corporate Governance Committee will then review and consider the director’s resignation and make a recommendation to the Board whether to accept or decline the resignation. In addition, the Board maintains a policy that a director may not stand for election to the Board for any term during which his or her 72nd birthday would fall more than six months prior to the expiration of that term.

The Company’s Governance Policies also provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached.

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The Brink’s Company

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, directors are nominated for election (or re-election) to one year terms, beginning with the directors whose terms expire in 2016. Directors elected at any previous annual meetings continue to serve the remaining portion of the three-year terms to which they were elected and will be considered for nomination to one-year terms at the annual meetings at which their terms expire.

The Corporate Governance Committee has recommended, and the Board has approved Messrs. Boynton, Clough, Feld and Stoeckert each as nominees for election to a one-year term expiring in 2017. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Messrs. Boynton, Clough, Feld and Stoeckert for election as directors of the Company.

The Board has no reason to believe that any of the nominees is not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

On January 3, 2016, we entered into the Starboard Agreement, pursuant to which we agreed to, among other things:

•	increase the size of the Board to nine directors;
•	appoint Ian D. Clough, Peter A. Feld and George I. Stoeckert to fill the vacancies on the Board created by the increase in size of the Board and the resignations of Murray D. Martin and Ronald L. Turner;
•	nominate each of Mr. Clough, Mr. Feld and Mr. Stoeckert for election to the Board at the 2016 annual meeting of shareholders;
•	appoint Mr. Feld and one of the other new directors to the Corporate Governance Committee, which would then be composed of four directors, with Mr. Feld serving as chair;
•	appoint Mr. Feld to the Compensation Committee and the Finance Committee;
•	include at least one of the new directors on each committee of the Board at all times during the Standstill Period (as defined below);
•	eliminate the Executive Committee;
•	cause a Non-Executive Chairman to be elected by the Board; and
•	delegate the responsibility to oversee the search for a new Chief Executive Officer to the Corporate Governance Committee.

Pursuant to the Starboard Agreement, if any of Messrs. Clough, Feld or Stoeckert resigns or is unable to serve as a director prior to the end of the Standstill Period (defined below), and Starboard then beneficially owns at least the lesser of 3% of our then outstanding common stock or 1,466,572 shares of our common stock (subject to certain adjustments), Starboard will have the right to recommend a successor director, whose appointment will be subject to the recommendation of the Corporate Governance Committee for approval by the Board.

Starboard has agreed that, until the earlier of (1) fifteen business days prior to the deadline for the submission of stockholder nominations for the 2017 annual meeting of shareholders and (2) 130 days prior to the first anniversary of the 2016 annual meeting of shareholders (the “Standstill Period”), Starboard will not take certain actions with respect to the Company, including the solicitation of proxies or the submission of proposals for consideration by the Company’s shareholders. Starboard has agreed to vote all of the shares of Common Stock which it beneficially owns in favor of each of the four nominees for election to the Board, and in accordance with the Board’s recommendations on other proposals, subject to certain exceptions.

In connection with the Starboard Agreement, the Board authorized the reimbursement of Starboard’s reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2016 annual

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

meeting and the negotiation and execution of the Starboard Agreement, provided that such reimbursement shall not exceed $125,000 in the aggregate.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with the Company of each nominee and director, the year in which he first became a director of the Company and his term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of the Company’s business and structure.

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2017

PAUL G. BOYNTON Age: 51 Director since: 2010 Audit Committee Compensation Committee Finance Committee (Chair)
Mr. Boynton has served as the Chairman, President and Chief Executive Officer of Rayonier Advanced Materials Inc. (a global producer of high-value cellulose fibers for the chemical industry) since June 2014. Mr. Boynton previously served as President and Chief Executive Officer of Rayonier Inc. from January 2012 through June 2014, and Chairman from May 2012 through June 2014, President and Chief Operating Officer from 2010 to 2011, Executive Vice President, Forest Resources and Real Estate from 2009 to 2010, and Senior Vice President, Performance Fibers and Wood Products from 2008 to 2009. He currently serves as a director of Rayonier Advanced Materials Inc. Mr. Boynton is also a member of the Board of Governors and its Executive Committee of the National Council for Air and Stream Improvement and a member of the Board of Directors of the National Association of Manufacturers. During the past five years, Mr. Boynton has also served as a director of Rayonier Inc. Mr. Boynton brings to the Board executive-level experience in the areas of international business operations, strategic business development and planning and finance, developed through his roles at Rayonier Inc. and Rayonier Advanced Materials Inc. He also contributes his significant expertise in risk management, sales and marketing, consumer sales and service and customer relations. His current term as a director of the Company expires in May 2016.

IAN D. CLOUGH Age: 49 Director Since: January 2016 Audit Committee Compensation Committee
Mr. Clough has been Managing Director of International Europe at TNT Express N.V. (a Netherlands-based international courier delivery services company) since April 2014 and serves as a Member of the company’s Management Board. Previously, Mr. Clough served as Chief Executive Officer of DHL Express (USA), part of the Deutsche Post DHL Group from 2009 to 2014. Mr. Clough has experience in general management as well as in leading business turnarounds. He also brings to the Board deep transportation and logistics industry insight and knowledge as well as experience in leading international business. His current term as a director of the Company expires in May 2016.

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The Brink’s Company

PETER A. FELD Age: 37 Director Since: January 2016 Compensation Committee Corporate Governance Committee (Chair) Finance Committee
Mr. Feld has been a Managing Member and the Head of Research of Starboard Value LP (an investment fund) since 2011. Prior to joining Starboard, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. from November 2008 to April 2011. He currently serves as a director of Insperity, Inc. (a provider of human resources and business performance solutions) and during the past five years served as a director of Darden Restaurants, Inc., Tessera Technologies, Inc., Integrated Device Technology, Inc., Unwired Planet, Inc. and Sea Change International, Inc. Mr. Feld brings to the Board his knowledge of the capital markets as well as diverse governance experience as a result of his investment and private equity background and service on the boards of directors of several publicly-traded companies. His current term as a director of the Company expires in May 2016.

GEORGE I. STOECKERT Age: 67 Director Since: January 2016 Audit Committee Corporate Governance Committee Finance Committee
Mr. Stoeckert has been a private investor and advisor since 2011 and previously served as President of North America and Internet Solutions at Dun & Bradstreet from 2009 to 2011. Prior to that, he held various senior leadership positions at Automatic Data Processing, Inc., including President of Employer Services International and President of the Major Accounts Services Division. Before joining ADP, Mr. Stoeckert served as President of the Insurance Management Services Division at Ryder System, Inc. Mr. Stoeckert currently serves on the Board of Directors of Onvia, Inc. (a public data company serving state, local and educational markets) and Theragenics, Inc. (a medical device company). Mr. Stoeckert has a broad domestic and international business background, including strategic planning, finance, technology and operational expertise, and brings to the Board significant related-industry experience from his leadership roles at ADP and Ryder System, Inc. His current term as a director of the Company expires in May 2016.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

CONTINUING DIRECTORS
BETTY C. ALEWINE Age: 67 Director since: 2000 Audit Committee (Chair) Corporate Governance Committee
Mrs. Alewine is the retired President and Chief Executive Officer of COMSAT Corporation (a provider of global satellite services and digital networking services and technology). Mrs. Alewine currently serves as a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine brings to the Board chief executive officer experience through her leadership of COMSAT Corporation, and executive-level experience in international business operations, strategic planning, technology, sales and marketing, and regulatory matters. She also contributes significant experience and knowledge in the areas of finance, audit, risk oversight, strategic business development, director recruiting and corporate governance matters, developed through her service on the boards of directors of various companies, including Brink’s. Her current term as a director of the Company expires in May 2018.

SUSAN E. DOCHERTY Age: 53 Director since: 2015 Audit Committee Compensation Committee Finance Committee
Ms. Docherty has served as the Chief Executive Officer of Canyon Ranch, a company that promotes healthy living and provides luxury spa vacations on land and at sea, since May 2015. Previously, Ms. Docherty was the former GM Vice President with profit and loss and operating responsibility as President and Managing Director for Chevrolet and Cadillac Europe, General Motors Company (an automobile manufacturing company), having served in this position from December 2011 through September 2013. Ms. Docherty previously served as General Motors Company’s Vice President of International Operations Sales, Marketing and Aftersales from 2010 to 2011, Vice President U.S. Sales, Service and Marketing from 2009 to 2010, Vice President, U.S. Sales in 2009, and General Manager and Vice President, Buick-Pontiac-GMC from 2008 to 2009. In these roles, Ms. Docherty developed executive-level experience in international business operations, technology, strategic planning, business transformation, regulatory matters and talent management, as well as significant experience in consumer sales and marketing, which benefit the Brink’s Board. Her current term as a director of the Company expires in May 2017.

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The Brink’s Company

REGINALD D. HEDGEBETH Age: 48 Director since: 2011 Audit Committee Compensation Committee Corporate Governance Committee
Mr. Hedgebeth has served as the General Counsel and Chief Ethics & Compliance Officer of Spectra Energy Corp (a natural gas, liquids and crude oil infrastructure company with gathering and processing, transmission, storage and distribution operations throughout North America) since 2009. Mr. Hedgebeth has also served as General Counsel for Spectra Energy Partners, LP (a Delaware Master Limited Partnership formed by Spectra Energy Corp to own and operate natural gas, liquids and oil transportation and storage assets) since 2014. From 2005 to 2009, he served as Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc. which filed for Chapter 11 bankruptcy protection in 2008 and was subsequently liquidated in 2009. Mr. Hedgebeth brings to the Board his extensive experience in legal and compliance matters, including securities, corporate governance, ethics, business development and financing, intellectual property and government regulatory matters. He also contributes executive-level experience in government relations and advocacy, internal controls, strategy, supply chain and procurement, risk management and corporate restructuring developed through his work for Spectra Energy Corp and Circuit City Stores, Inc. His current term as a director of the Company expires in May 2017.

MICHAEL J. HERLING Age: 58 Director since: 2009 Audit Committee Compensation Committee (Chair) Finance Committee
Mr. Herling is a founding partner of Finn Dixon & Herling LLP (a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel). He has held that position since 1987. He currently serves as a member of the Board of Directors of the Board of Trustees of Colgate University. During the past five years, he has served as a director of DynaVox Inc. The Board benefits from Mr. Herling’s entrepreneurial experience as a founding partner of Finn Dixon & Herling and his extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings. Through his varied Board experience, Mr. Herling has gained experience and knowledge in corporate governance and compliance, risk oversight, audit, succession planning and executive compensation matters. His current term as a director of the company expires in May 2018.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE FOR THE FOUR
NOMINEES NAMED IN THIS PROXY STATEMENT
FOR ELECTION AS DIRECTORS.

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The Brink’s Company

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking shareholder approval of an advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement.

The Company maintains a pay for performance compensation philosophy and an executive compensation program that is designed to:

•	incent and reward executives who contribute to the achievement of the Company’s business objectives and the creation of shareholder value, without encouraging unnecessary and excessive risks;
•	attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success;
•	align the interests of the named executive officers with those of shareholders through equity-based LTI awards and robust stock ownership guidelines; and
•	provide an appropriate and balanced mix of short-term and long-term compensation elements.

In deciding how to vote on this proposal, the Board asks that you consider the following key points with respect to our executive compensation program:

•	We pay for performance. The 2015 compensation awarded to the named executive officers reflects the compensation principles listed above as well as the Company’s results for the year. Annual incentive awards were paid according to the Company’s achievement of non-GAAP earnings per share results. LTI awards consisted of both PSU and MSU awards to ensure continued alignment between executive officer compensation and long-term shareholder value.
•	The Compensation Committee regularly reviews the Company’s executive compensation program. The Compensation Committee reviews the Company’s executive compensation program to ensure that it is aligned with the competitive market and reflects the compensation principles listed above.

•	The executive compensation program is designed to align the interests of executives and shareholders. The LTI program is designed to ensure strong alignment with shareholder value through payment in shares of Brink’s Common Stock. The Compensation Committee uses a focused peer group that includes companies in similar industries, with similar characteristics to Brink’s as its reference point for assessing executive officer compensation against the market.
•	There are no tax gross-ups upon a change in control for executive officers and no excessive perquisites. None of the Company’s executive officers is subject to any agreement or policy that provides excise tax gross-ups upon a change in control. We provide limited perquisites to our executive officers.
•	The Compensation Committee uses an independent compensation consultant. The Compensation Committee’s consultant reports directly to the Committee and does not perform any work for management. In performing its services, the consultant works closely with management at the Committee’s direction.
•	We engage with our shareholders. The Company maintains a shareholder outreach program to connect with shareholders throughout the year to gain insight into shareholders’ perspectives on key governance and compensation issues.
•	The Company may take advantage of tax deductibility for compensation of executives. The Board and shareholders approved amendments to the annual and LTI programs that are intended to permit the Company, if appropriate, to take tax deductions for these payments under Section 162(m) of the Code.

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The Brink’s Company

You are encouraged to review the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 23 through 40 of this proxy statement, which provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale.

In accordance with Section 14A of the Exchange Act rules, shareholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders

pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, the other related tables and the accompanying narrative.”

The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE FOR THE APPROVAL OF THE
NON-BINDING RESOLUTION ON NAMED
EXECUTIVE OFFICER COMPENSATION.

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The Brink’s Company

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2015 CD&A

This Compensation Discussion and Analysis (“CD&A”) and the executive compensation tables that follow describe the compensation of the Company’s named executive officers:

•	Thomas C. Schievelbein, Chairman, President and Chief Executive Officer
•	Michael F. Beech, Executive Vice President and President, Strategy and Focus Markets
•	Joseph W. Dziedzic, Executive Vice President and Chief Financial Officer
•	McAlister C. Marshall, II, Vice President and General Counsel
•	Amit Zukerman, Executive Vice President and President, Global Operations and Brink’s Global Services

2015 Performance

Brink’s reported very strong 2015 earnings that reflected execution of cost reduction efforts, growth in Argentina and Asia, significant progress in turnaround efforts, including in Mexico and Chile, lower security costs, lower interest expense, and a lower corporate tax rate, which together more than offset a decline in profits in the U.S. and the unfavorable impact of currency translation.

Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining compensation amounts for the named executive officers.

2015 Non-GAAP Earnings Per Share*	2015 Non-GAAP Segment Operating Profit*	2015 Three Year Relative Total Shareholder Return

$1.69	$226 million	30th Percentile
($1.01 in 2014)	($216 million in 2014)	(relative to S&P 500 for the period April 2013 – December 2015)
Non-GAAP Earnings Per Share is a key measure of the Company’s profitability and is the performance measure used in the Company’s annual incentive program.
Non-GAAP Segment
Operating Profit was a key
measure of the Company’s
profitability until it was
replaced by Operating Profit in
connection with financial
reporting changes in 2014 and
is the performance measure
used for the PSUs portion of
the Company’s 2013-2015
LTI program.

TSR measures how well Brink’s
is delivering shareholder value.
Three year relative TSR is
factored into long-term incentive
payouts if it is within the top or
bottom quartile, relative to a
comparator group.

*	These financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See pages 37 and 38 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a reconciliation of non-GAAP earnings per share from continuing operations to the most directly comparable GAAP financial measure. See Appendix A for a reconciliation of non-GAAP segment operating profit to the most directly comparable GAAP financial measure.

Say on Pay Results and Shareholder Engagement

At the 2015 annual meeting, over 90% of votes cast on the “say on pay” proposal approved the compensation awarded to named executive officers.

The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. In addition, management continues to engage in outreach to the

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The Brink’s Company

Company’s shareholders to discuss governance and compensation policies and practices and emerging issues. We believe these meetings have been constructive, with shareholders indicating support for Brink’s governance and compensation programs and practices. Management reports to the Board on its discussions with shareholders.

Compensation Practices

The Company’s executive compensation program is designed around the following key objectives:

•	Pay for Performance: Link compensation to Company and individual performance over both the short- and long-term.
•	Competitive Positioning: Attract and retain the executive talent required to execute the Company’s business strategy and deliver sustained high performance through market-competitive compensation.
•	Shareholder Alignment: Align the interests of executives and shareholders through the use of (i) Company stock in incentive compensation, (ii) incentive compensation goals designed to increase long-term shareholder value, and (iii) guidelines for executive officer ownership of Brink’s Common Stock.

2015 Annual and Long-Term Incentive Payouts

Compensation decisions in 2015 for the named executive officers reflect the Company’s performance against specific financial goals. The named executive officers received 2015 annual incentive payouts under the KEIP at a range of 100 – 184% of their respective targets. These payouts reflect the Company’s achievement of above target levels of performance against the $1.70 non-GAAP earnings per share performance goal (taking into account pre-approved adjustments) and the application of negative discretion by the Compensation Committee. See page 31 for a description of 2015 KEIP payouts.

Payouts for MSUs for the 2013 – 2015 performance period reflect stock price appreciation resulting in payment of 108% of the target MSUs awarded in 2013. Payouts for PSUs for the 2013 – 2015 performance period reflect above target performance against the non-GAAP segment operating profit goal established by the Compensation Committee and resulted in payment to each named executive officer of 171% of his or her target PSUs awarded in 2013. See pages 35-36 for a description of the Company’s LTI payouts.

2015 Chief Executive Officer Compensation

The primary components of compensation for the Chief Executive Officer consist of base salary, annual incentive, and long-term incentive. For 2015, the Compensation Committee did not change the annual base salary for Mr. Schievelbein. The Compensation Committee established an annual incentive target of $920,000, a 15% increase from the previous year in order to bring his compensation closer to the median for the Peer Group. Mr. Schievelbein received an annual incentive payout of $1.6 million in March 2016, which represented approximately 174% of the target in light of Brink’s strong performance against the 2015 performance goal and the application of negative discretion by the Compensation Committee. In February 2015, the Compensation Committee approved an LTI award in the amount of $3 million for Mr. Schievelbein, which was unchanged from the amount of the prior year’s award.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Components for 2015

Primary Components

Named executive officer compensation awarded in 2015 consisted of the following primary components.

Compensation Element	How Payout Determined	Performance Measures	Purpose
Salary – fixed – paid in cash	Compensation Committee judgment, informed by evaluation of market data	N/A	•	Provides compensation at a level consistent with competitive practices
			•	Reflects role, responsibilities, skills, experience and performance
Annual Incentive – variable – paid in cash	Formulaic, with Compensation Committee review of performance against pre-established goals, with discretion to reduce annual incentive payout amounts	Non-GAAP Earnings per Share	•	Motivates and rewards executives for achievement of annual goals
			•	Aligns management and shareholder interests by linking pay and performance
Long-Term Incentive – PSUs – variable – paid in stock	Formulaic, with Compensation Committee review of performance against pre-established goals	• Non-GAAP Segment Operating Profit	•	Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value
• Relative TSR
			•	Enhances retention of key executives who drive sustained performance
Long-Term Incentive – MSUs – variable – paid in stock	Formulaic, depends on stock price at the end of the performance period versus at the beginning of the performance period	Stock price change with a minimum threshold performance	•	Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value
			•	Enhances retention of key executives who drive sustained performance
			•	Aligns management and shareholder interests by facilitating management ownership

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The Brink’s Company

Secondary Components

Named executive officers may also receive compensation in the form of one or more of the following components:

Compensation Element	Who Receives It	Components of Compensation		Purpose
Benefits	All Named Executive Officers	• • • • •
Deferred compensation
Company matching contributions
on amounts deferred, the
value of which is tied directly to the
Company’s stock price
Frozen defined benefit pension
benefits
Executive salary continuation and long-term disability plan participation
Welfare plans and other
arrangements that are available on
a broad basis to U.S. employees
and Switzerland employees,
as applicable
• • •
Provides for current and future
needs of the executives and their
families.
Aligns management and shareholder interests by encouraging management ownership of Company stock through participation in the deferred compensation program
Enhances recruitment and retention

Perquisites	All Named Executive Officers	•	Limited personal and spousal travel, entertainment and gifts	• Provides for safety and security of executives
		•	Executive physical examinations	• Enhances recruitment and retention
		•	Limited personal use of corporate aircraft by the chief executive officer
		•	Relocation benefits
Severance Pay Plan	All Named Executive Officers	Contingent amounts payable only if employment is terminated without cause, other than by reason of incapacity, or is terminated by the executive with good reason (as defined in the plan).		Reflects current market practice and enhances retention
Change in Control Compensation	All Named Executive Officers	Contingent amounts payable only if employment is terminated following a change in control		Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure
Expatriate Benefit Allowance	Named executive officer on international assignment	Cash payment to offset additional expenses as a result of international assignment		Enables executives to maintain standard of living when on international assignment where costs may be higher than in their home countries

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COMPENSATION DISCUSSION AND ANALYSIS

Process for Setting Executive Compensation

Compensation Committee Review Process. The Compensation Committee sets targets for each component of compensation for the Company’s named executive officers (with the exception of the annual incentive target for the Chief Executive Officer, which is approved by the independent members of the Board). In November each year, the Compensation Committee reviews competitive market data and information regarding the value of compensation paid to the Company’s Chief Executive Officer and other senior executives, including base salary, annual incentive and LTI compensation.

The Compensation Committee reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers, as well as his recommendations related to their compensation, when considering named executive officer target and actual compensation determinations. When the Compensation Committee considers base salary adjustments and sets annual and LTI targets, it takes the following factors into account:

Compensation Action	Factors Considered in Determining Target Awards
Base Salary Adjustments	•	Competitive market information
	•	Criticality of role
Annual Incentive Targets	•	Competitive market information
LTI Targets	•	Competitive market information
	•	Executive’s potential future contributions to the Company

With respect to the Chief Executive Officer, the Compensation Committee reviews an annual performance evaluation conducted by the Board, as well as performance relative to pre-determined annual objectives and competitive market data in order to make base salary and target LTI determinations and to make recommendations to the Board regarding annual incentive payments. The Compensation Committee is supported in its work by the Company’s Human Resources Department and executive compensation consultants as described below.

Role of Compensation Consultants. The Compensation Committee receives data, analysis and support from Frederic W. Cook & Co., Inc. (“FW Cook”), which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant. Towers Watson serves as executive compensation consultant to the Company and also provides information to the Compensation Committee.

Services Provided to the Compensation Committee by FW Cook	•	Reviews all materials prepared for the Compensation Committee by management and Towers Watson relative to 2015 compensation for the named executive officers;
	•	Advises the Compensation Committee on executive compensation trends;
	•	Reviews and advises the Compensation Committee on the Company’s executive compensation program including program design; and
	•	Reviews the Company’s proxy statement disclosure, including the CD&A and executive compensation tables.
Services Provided to the Company by Towers Watson	•	Analyzes competitive levels of each component of compensation for each of the named executive officers; and
	•	Provides reports and analysis of competitive market data and executive compensation trends.

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The Brink’s Company

Role of Chief Executive Officer. The Chief Executive Officer annually reviews each named executive officer’s target compensation (other than his own) and recommends changes to elements of a named executive officer's total compensation, as necessary, based on the factors identified under “Process for Setting Executive Compensation” on page 27. The Chief Executive Officer makes recommendations regarding payouts for annual and long-term incentives in accordance with the terms of the awards. The Compensation Committee considers the Chief Executive Officer’s recommendations in making its own determinations regarding compensation awarded to the named executive officers. The Chief Executive Officer does not play any role in determining his own compensation.

Compensation Consultant Conflicts of Interest. In retaining FW Cook, the Compensation Committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. In addition, after review of information provided by each of the members of the Compensation Committee as well as information provided by FW Cook and Towers Watson and members of their teams, the Compensation Committee determined that there are no conflicts of interest raised by either firm’s work with the Compensation Committee.

Factors Considered in Making Compensation Decisions

In determining target and actual compensation for the named executive officers in 2015, the Compensation Committee considered the following key factors.

Performance. The executive compensation program provides the named executive officers with opportunities to receive actual compensation that is greater or less than targeted compensation, depending upon the Company’s financial performance and their individual performance.

Market Competitiveness. For the named executive officers, the Compensation Committee generally aims to set base salary, target annual incentive and target LTI compensation (in the aggregate) at approximately the market median relative to comparable positions within a relevant comparison group of companies (the “Peer Group”), developed in consultation with the Compensation Committee’s independent compensation consultant. Brink’s uses the market median as a reference to ensure pay practices are competitive overall and sets named executive officers’ individual total target compensation between the 25th and 75th percentile of Peer Group compensation, depending on the criticality of the role, individual performance and long-term potential to create value for shareholders.

The companies included in the Peer Group are listed below and include companies of comparable size, companies with similar business characteristics (including revenue and market capitalization) and companies with which Brink’s competes for talent and investor capital.

ABM Industries Incorporated	Diebold, Incorporated	Paychex, Inc.
The ADT Corporation	The GEO Group, Inc.	Pitney Bowes, Inc.
Alliance Data Systems Corporation	Global Payments, Inc.	Ryder System, Inc.
Avery Dennison Corporation	Heartland Payment Systems, Inc.	Unisys Corporation
Cash America International, Inc.	Hub Group, Inc.	United Rentals, Inc.
Celestica, Inc.	Iron Mountain Incorporated	UTi Worldwide, Inc.
Cintas Corporation	ManTech International Corporation	The Western Union Company
Con-way, Inc.	Outerwall, Inc.

The Compensation Committee periodically reviews market information, including Peer Group compensation data and other reports on executive compensation practices. Based on its analysis and the compensation levels subsequently set for the Company’s named executive officers in 2015, FW

Cook concluded that the Company’s overall current total target direct compensation (including base salary and target annual and LTI compensation) was between the 25th and 75th percentile of the Peer Group for each of the named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Mix of Cash and Stock-Based Compensation and Current, Short-Term and Long-Term Awards. The Compensation Committee considers the competitive market, compensation mix and pay for performance philosophy when setting various components of compensation. The Compensation Committee determined that current and short-term compensation—base salary and annual incentives—should be composed of cash, but that LTI compensation should be composed of stock-based awards that reward the achievement of Company results and increases in Company value over the long-term, and align named executive officers’ interests with the economic interests of shareholders.

In 2015, performance-based compensation (which includes annual incentives, PSUs and MSUs) represented approximately 83% of total target compensation for the Chief Executive Officer and approximately 60% of total target compensation (on average) for the Company’s other named executive officers as illustrated below.

*	Base Earnings includes base salary and, for one named executive officer on international assignment, an expatriate allowance.

2015 Compensation Decisions by Component

Base Salary

The Compensation Committee’s decisions on base salary levels for the named executive officers are primarily influenced by its review of competitive market information for comparable positions. These decisions are also influenced by the Company’s talent philosophy, which includes differential investment in talent based on the executive’s performance of his or her duties, criticality of the executive’s role to the execution of corporate strategy, and the executive’s potential to impact future business results. For the named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. The Compensation Committee made no adjustments to base salaries of the named executive officers in 2015.

Following are the base salaries for each of the named executive officers as of December 31, 2015 (actual salary amounts for 2015 appear in the Summary Compensation Table on page 42):

Named Executive Officer	Annual Salary at December 31, 2015
Mr. Schievelbein	$800,000
Mr. Beech	480,000
Mr. Dziedzic	575,000
Mr. Marshall	421,000
Mr. Zukerman	550,000

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The Brink’s Company

Annual Cash Incentive Awards—KEIP

General

The Company’s annual cash incentive plan, the KEIP, provides incentive compensation that is variable, contingent and directly linked to Company and country or business unit performance. The Compensation Committee generally approves participants in the KEIP in November prior to the performance year and sets the KEIP performance metrics and goal(s) in February of the performance year. In doing so, the Compensation Committee selects a metric that it believes is aligned with the Company’s financial and strategic goals for the year and selects a target level of performance that the Compensation Committee believes represents a rigorous goal. Performance against the KEIP goal is used to determine the funding pool for all KEIP payments.

The Compensation Committee generally considers and approves actual payments under the KEIP for the prior fiscal year in February. For 2015, performance against the KEIP goal was used to determine named executive officer KEIP payments. The Compensation Committee approves KEIP payments to all participants with the exception of the Chief Executive Officer. The Board approves any KEIP payments to the

Chief Executive Officer, upon the recommendation of the Compensation Committee. In determining KEIP payouts, the Compensation Committee and the Board consider Company financial results, the performance of the Chief Executive Officer and the other named executive officers and the recommendations of the Chief Executive Officer for the other named executive officers. The Compensation Committee retains discretion to lower the KEIP payment for any participant, including any named executive officer.

2015 KEIP Goal Setting

The Compensation Committee approved a non-GAAP earnings per share performance goal for the 2015 plan year in order to reinforce the importance of profitable growth. Non-GAAP earnings per share is a key financial measure that is reviewed by the Company’s key executives and shareholders, and the Compensation Committee believes that the goal represents a rigorous objective for management and is aligned to shareholder interests. The named executive officers' 2015 KEIP awards are tied to the achievement of the non-GAAP earnings per share goal as set forth below.

Each year, at the time the Compensation Committee approves the KEIP performance goal, it also approves specific adjustments that the Compensation Committee may make at the end of the year to the performance results against the goal. In February 2015, the Compensation Committee determined that when considering performance against the 2015 KEIP performance goal, it would consider whether to exclude from the Non-GAAP earnings per share results the impact of acquisitions and divestitures and the impact of foreign currency not budgeted in the

2015 Business Plan. By providing for adjustments to the results, the KEIP design ensures that participants are neither helped nor hurt by changes in foreign exchange rates during the year or by the impact or timing of acquisitions or divestitures.

The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, achievement of $1.87 non-GAAP earnings per share would enable a named executive officer to

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COMPENSATION DISCUSSION AND ANALYSIS

receive up to 150% of his or her KEIP target. The Compensation Committee (or the Board, for the Chief Executive Officer) retains the ability to adjust a named executive officer’s KEIP award downward (but not upward) in its sole discretion and may take into consideration the performance of a named executive officer’s business unit or function. Incentive payments cannot exceed 200% of each named executive officer’s base salary.

2015 KEIP Target Award Opportunities

In November 2014, the Compensation Committee established 2015 KEIP targets for the named executive officers (other than the Chief Executive Officer) and in February 2015, the Compensation

Committee set the KEIP target for the Chief Executive Officer. The KEIP target is expressed as a percentage of annual base salary and is designed to be indicative of the incentive payment that each named executive officer would expect to receive on the basis of strong performance by the Company. Annual incentive targets for 2015 were approved for each of the named executive officers by the Compensation Committee as set forth below. The 2015 targets for Messrs. Beech, Dziedzic and Zukerman reflect changes in their respective opportunity levels in order to align with the competitive market for the roles to which they were each appointed in December 2014. The 2015 target for Mr. Schievelbein was increased to align with the market for his role.

Named Executive Officer	Annualized 2014 KEIP Target	Annualized 2015 KEIP Target	% Change
Mr. Schievelbein	$800,000	$920,000	15.0%
Mr. Beech	232,250	312,000	34.3%
Mr. Dziedzic	427,333	460,000	7.6%
Mr. Marshall	273,650	273,650	0.0%
Mr. Zukerman	304,792	357,500	17.3%

2015 KEIP Payouts

In February 2016, the Compensation Committee (and the independent members of the Board for Mr. Schievelbein) approved 2015 KEIP payouts for all of the named executive officers. To determine the actual payments under the KEIP for the named executive officers, the Compensation Committee (and the Board) considered the Company’s non-GAAP earnings per share results against the goal set by the

Compensation Committee in February 2015. For Mr. Beech and Mr. Zukerman, the Compensation Committee also considered the performance of the operating companies within each executive’s scope of responsibility (for Mr. Beech, the Company’s largest five markets and for Mr. Zukerman, all other geographies and Brink’s Global Services), which is referred to as Combined Operating Performance.

KEIP Payout Calculation for Mr. Beech and Mr. Zukerman

KEIP Payout Calculation for all other named executive officers

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The Brink’s Company

The Company Performance Factor was determined by the Compensation Committee to be 194%, which reflects the Company’s adjusted non-GAAP earnings per share results of $2.02 versus the 2015 KEIP performance goal of $1.70. In approving the non-GAAP earnings per share results used to determine KEIP funding and the Company Performance Factor, the Compensation Committee adjusted the non-GAAP earnings per share reported in the Company’s 2015 Form 10-K to reflect the impact of foreign currency that was not included in the Company’s business plan (in accordance with the adjustments under the KEIP approved by the Compensation Committee at the time it approved the 2015 performance goal, which were designed to neither help nor hurt participants by changes in foreign exchange rates during the year). When this adjustment was applied to the Company’s reported 2015 Non-GAAP earnings per share result of $1.69, the adjusted result was a non-GAAP earnings per share of $2.02, which resulted in a Company Performance Factor of 194%. Non-GAAP earnings per share is reconciled to the most directly comparable GAAP measure on pages 37 and 38 of the Company’s 2015 Annual Report on Form 10-K.

Although the Company’s adjusted non-GAAP EPS results yielded a 194% Company Performance Factor, the Compensation Committee applied negative discretion to reduce the Company Performance Factor to 175%. This result represents a stronger alignment with the weighted average of all business unit performance factors used in the calculation of KEIP payouts on a global basis.

194% Company Performance Factor
Compensation Committee Negative Discretion
175% Company Performance Factor

For Mr. Beech and Mr. Zukerman, the Company also considered the performance of the operating companies within their respective scope of responsibility. Mr. Beech’s KEIP payout reflects below target Combined Operating Performance in light of the 2015 results for the Company’s Largest 5 Markets. Mr. Zukerman’s KEIP payout reflects above target Combined Operating Performance, in light of the 2015 results for the Global Markets Operations and Brink’s Global Services business.

The following table sets forth the actual payments for 2015 under the KEIP. Because the terms of the KEIP limit payments to 200% of base salary, Mr. Schievelbein's payout as a percentage of target was reduced from 175% to 173.9%. KEIP payments are also shown in the Summary Compensation Table on page 42.

Name	2015 Actual KEIP Payment	2015 Target KEIP Payment	2015 Actual KEIP Payment as a Percentage of 2015 Target KEIP Payment
Mr. Schievelbein	$1,600,000	$920,000	173.9%
Mr. Beech	312,000	312,000	100.0%
Mr. Dziedzic	805,000	460,000	175.0%
Mr. Marshall	478,888	273,650	175.0%
Mr. Zukerman	657,800	357,500	184.0%

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation

General

The Company provides LTI compensation to ensure that a significant portion of named executive officer compensation is tied to the Company’s long-term results and increases in shareholder value. In 2015, the Compensation Committee approved LTI awards to named executive officers that included PSUs and MSUs.

PSUs. The performance period for PSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. Named executive officers benefit from PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 200% of the target award, subject to any modifier for relative total shareholder return. The number of shares ultimately paid will depend on performance against the goals established by the Compensation Committee as shown below.

*	There is no TSR modifier for TSR between the 25th and 75th percentile.

MSUs. The performance period for MSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. MSUs provide for an increase in value to the extent that the market price for Brink’s Common Stock increases during the performance period. MSUs decline in value to the extent that the price of Brink’s Common Stock decreases, unless the price of Brink’s Common Stock at the end of the performance period is less than 50% of the initial price, in which case the MSU value is zero and there is no payout.

After the conclusion of the performance period, MSU payouts will be in shares of Brink’s Common Stock and will range from 0% to 150% of the target award. The number of MSUs earned, if any, will be calculated by multiplying the target award by the ratio of the price of Brink’s Common Stock at the end of the performance period divided by the price of Brink’s Common Stock at the beginning of the performance period. The stock price used in the calculation of the ratio is the average closing price for the twenty trading days preceding each date.

2015 Long-Term Incentive Target Award Opportunities

The Compensation Committee approved annual LTI awards in February 2015. For each of the named executive officers 2015 LTI awards included equity awards under the 2013 Equity Incentive Plan composed of PSUs (50% of the award) and MSUs (50% of the award). In establishing LTI compensation targets for each named executive officer for 2015, the Compensation Committee primarily considered competitive market information, in the context of the overall LTI compensation philosophy, which takes into account the executive’s skills and experience and potential future contributions to the Company. The Compensation Committee applies a value-based approach by making LTI awards based on a target dollar value that is used to determine the number of

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The Brink’s Company

PSUs and MSUs awarded because it believes that approach allows for better alignment with the market-based LTI value for each position on a consistent basis.

The following table sets forth the aggregate amount of LTI award opportunities approved by the Compensation Committee for 2015, for each of the named executive officers. The equity awards appear in the Grants of Plan-Based Awards Table on page 45. The 2015 targets for Messrs. Beech, Dziedzic and Zukerman represent increases in their respective LTI opportunity levels in light of their role changes in December 2014.

Name	Total 2015 Long-Term Incentive Compensation(1)	Total 2014 Long-Term Incentive Compensation	% Change
Mr. Schievelbein	$3,000,000	$3,000,000	0.0%
Mr. Beech	550,000	250,000	120.0%
Mr. Dziedzic	1,100,000	965,000	14.0%
Mr. Marshall	558,000	558,000	0.0%
Mr. Zukerman	400,000	280,000	42.9%
(1)	The value of equity awards included in total LTI compensation is calculated using assumptions for financial reporting purposes. See Note 16 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015. See also footnote 2 to the Summary Compensation Table on page 42.

Equity Awards under the 2013 Equity Incentive Plan

PSU Awards. In 2015, PSUs represented 50% of each named executive officer’s LTI award. In February 2015, the Compensation Committee established non-GAAP operating profit as the performance metric for the PSUs awarded in 2015 to ensure continued focus on profitability by participants in the LTI program. The Compensation Committee also established a TSR performance metric to better align payout of LTI awards with the Company’s stock price performance relative to the greater market. The PSUs awarded in 2015 are subject to a three-year performance period that began on January 1, 2015 and will end on December 31, 2017.

The Compensation Committee established threshold, target and maximum levels of non-GAAP operating profit performance for the PSUs, which correspond to payouts in shares of Brink’s Common Stock at a rate of 0% to 200% of target as noted below, which are then subject to a +/- 25% multiplier that will be applied to the payout based on Brink’s TSR relative to companies in the Russell 2000 index. TSR at or above the 75th percentile will result in the application of a +25% multiplier to PSU payouts while TSR at or below the 25th percentile will result in the application of a -25% multiplier to PSU payouts. There is no multiplier applied to PSU payouts if TSR performance is between the 25th and 75th percentile. The stock price used for the TSR calculation will be the average closing price for the twenty trading days preceding the first and last day of the performance period.

Non-GAAP Operating Profit Performance Levels	Performance Shares Earned as a Percent of Target
Threshold Performance	50%
Target Performance	100%
Maximum Performance	200%

At the time the Compensation Committee established the target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

MSU Awards. In 2015, MSUs represented 50% of each named executive officer’s LTI award. The MSUs awarded in 2015 are subject to a three-year performance period that began on January 1, 2015 and will end on December 31, 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Long Term Incentive Payouts

In 2016, the Compensation Committee certified the level of payouts for the first MSUs and PSUs, which were awarded in 2013. Together, MSUs and PSUs represented 100% of the 2013 long-term incentive awards to the Chief Executive Officer and 75% of the 2013 long-term incentive awards to the other named executive officers. The remaining 25% of the 2013 long-term incentive for the other named executive officers was awarded in RSUs, which vested ratably over a three year period. The MSU payouts were determined by Brink’s common stock price performance over the three year period, resulting in a payout at a level of 108%, which reflected stock price appreciation from $27.59 at the beginning of the performance period compared to $29.79 at the end of the performance period. Individual payouts to each of the named executive officers appear in the Realized Pay Table on page 44.

The PSU payouts for the 2013 – 2015 performance period (which was from April 1, 2013 to December 31, 2015) were determined by the Company’s performance against threshold, target and maximum levels of non-GAAP segment operating profit set by the Compensation Committee in May 2013, prior to the Company’s replacement of non-GAAP segment operating profit with non-GAAP operating profit in 2014 as our key measure of profitability. In July 2014, the Compensation Committee also approved an additional set of threshold, target and maximum levels of non-GAAP Segment Operating Profit performance for the 2013 – 2015 PSUs. These additional goals were set solely to reflect the change in exchange rate for the Company’s Venezuela operations. The Compensation Committee determined that following the end of the performance period, it would measure the Company’s result against both the original performance goals and the additional goals and that PSU payouts, if any, would be based on performance against the goal that provided the lower of the two results. In February 2016, the Compensation

Committee considered the Company’s performance against both the original and additional goals. Under the original goal of $800 million non-GAAP segment operating profit, the Compensation Committee considered performance of $885 million, which would result in a payout of 185% of target shares. Under the additional goal of $760 million in non-GAAP segment operating profit (which reflected the devaluation of the Venezuelan bolivar in March 2014), the Compensation Committee considered performance of $831 million, which would result in a payout of 171% of target shares. In each case, the cumulative non-GAAP segment operating profit performance results reflect adjustments (in accordance with the terms of the 2013 Equity Incentive Plan) for the impact of foreign exchange, acquisitions and divestitures, and the removal of Venezuela operations from the Company’s non-GAAP results beginning in 2015, due to the inability to repatriate cash, hyperinflation, fixed exchange rate policy, continued currency devaluations and the difficulty raising prices and controlling costs (as described in the Company’s annual report on Form 10-K). These adjustments were designed to ensure that participants are neither helped nor hurt by changes in foreign exchange rates, the impact or timing of acquisitions or divestitures, or the removal of certain operations from non-GAAP results. With respect to Venezuela operations, the results were adjusted to reflect 2015 Venezuela results at the amount originally included in the Company’s segment operating profit target, approved by the Compensation Committee in 2013. The adjustment for Venezuela results yielded a lower PSU payout rate than if the Venezuela results had been included at the actual performance level. The Compensation Committee also considered the Company’s TSR over the performance period, as compared to the S&P 500 index. Brink’s TSR rank was in the 30th percentile, which did not result in any modification to the payout of PSU awards.

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The Brink’s Company

	Original Non-GAAP Segment Operating Profit Goal Set in February 2013	Modified Non-GAAP Segment Operating Profit Goal Set in July 2014
Target level of Non-GAAP Segment Operating Profit for 2013 - 2015	$800 million	$760 million
Actual Results	$885 million	$831 million
Projected Payout as a Percentage of PSUs Awarded in 2013	185%	171%

The Compensation Committee approved 2013-2015 PSU payouts at a level of 171%, which was the lower of the two projected payouts above. The following table shows the Company’s strong performance against the performance goal, resulting in the 171% payout.

Cumulative Non-GAAP Segment Operating Profit
2013-2015
(in millions)

$610
$760
$831
$860
Threshold
Target
Actual Performance
Maximum

Individual payouts to each of the named executive officers appear in the Realized Pay Table on page 44.

Tax Deductibility

Under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a publicly-held corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and the three other most highly compensated executive officers as of the last day of the taxable year other than the Chief Executive Officer or Chief Financial Officer.

There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by the

Company. A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to qualify for the exception and the rules and regulations are subject to change from time to time. There can be no assurance that amounts intended to constitute “qualified performance-based” compensation, including amounts payable under the KEIP or the Company’s LTI program, will be fully deductible under all circumstances. In addition, the Company reserves the flexibility to award non-deductible compensation in circumstances where the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Equity Grant Practices

The Company does not strategically time LTI awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. In addition, the Company has never timed and does not plan to time the release of material

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COMPENSATION DISCUSSION AND ANALYSIS

non-public information for the purpose of affecting the value of executive compensation. The accounting for PSU and MSU awards granted by the Company is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC. The pricing of PSUs and MSUs is described on page 46.

“Double Trigger” Acceleration of Vesting Following Change in Control

The Compensation Committee has approved terms and conditions for the executive officers’ MSU awards that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon certain terminations of employment following a change in control. For PSU awards, a change in control within the first twenty-four months of the performance period will result in conversion of the awards to time-based RSUs at target level that vest at the end of the performance period. The RSUs resulting from the conversion of PSUs will be subject to a double trigger for accelerated vesting. If a change in control occurs after the first twenty-four months of the PSU performance period, the Compensation Committee will assess performance against the pre-established goals (adjusted for the reduced duration of the performance period) and the PSUs will be converted to time based RSUs that vest at the end of the performance period for that number of shares of Brink’s Common Stock that is equal to the greater of the target number of PSUs or the number of PSUs that would have become payable based on the goals (as adjusted) achieved through the date of the change in control.

2016 Executive Compensation Program Changes

In February 2016, the Compensation Committee approved changes to the administration of the KEIP for 2016 and to the 2016 LTI program.

For 2016, the KEIP awards will be paid based on the Company’s achievement of a one-year non-GAAP operating margin rate performance goal approved by the Compensation Committee, which represents a financial metric that the Compensation Committee believes is a critical area of focus for the Company’s shareholders this year. The Compensation Committee also approved a method for determining the impact of foreign exchange on KEIP payouts for 2016. In 2015 and prior years, the Company’s results against the KEIP performance goal have been adjusted to omit the effects of foreign exchange. For 2016, if there is a negative foreign exchange impact that exceeds the amount included in the 2016 business plan, the results will be adjusted to omit 50% of that additional unfavorable foreign exchange impact. If foreign exchange has a positive effect on the Company’s results, the results will be adjusted to eliminate 50% of the favorable foreign exchange impact.

The Compensation Committee adopted changes to the 2016 LTI program to ensure continued focus on key performance metrics and to strengthen the alignment between executives and shareholders. For their 2016 LTI awards, named executive officers will receive awards of:

Internal Metric PSUs
Paid out in shares of Brink’s Common Stock at the end of a three-year period, based on achievement of a pre-established two-year total non-GAAP operating profit performance goal, and subject to an additional one year vesting requirement. Represents 37.5% of the total LTI award for 2016.

Total Shareholder Return (“TSR”) PSUs
Paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on the Company’s TSR relative to that of companies in the S&P SmallCap 600 with foreign revenues equal to or exceeding 50% of total revenues. Represents 37.5% of the total LTI award for 2016.

RSUs	Paid out in shares of Brink’s Common Stock and vesting in three equal annual installments. Represents 25% of the total LTI opportunity for 2016.

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The Brink’s Company

Benefits

General. The types and amounts of benefits provided to the named executive officers are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to the Company’s employees and their families. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation. The Company maintains a non-qualified deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated U.S. – based employees, including all of the named executive officers based in the U.S. Under the deferred compensation program, named executive officers may defer a portion of their compensation, which is invested in mutual funds or converted to units that track Brink’s Common Stock, per the executive’s instructions at the time of enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period. As a result, participation in the deferred compensation program enhances the alignment of the interests of the named executive officers with the Company’s shareholders by providing the Company’s executive officers with a further opportunity to meet or make progress against their stock ownership guidelines. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining program participants, including the named executive officers, in part, because any matching contributions by the Company are subject to a five-year vesting period that begins at the time of enrollment in the program. Because he is not based in the U.S., Mr. Zukerman does not participate in this program.

For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 52.

Pension Plans. The Company maintains a frozen noncontributory defined benefit pension-retirement plan covering U.S. employees who met plan eligibility requirements and were employed before December 31, 2005. Mr. Marshall is the only named executive officer who participates in the U.S. pension-retirement plan. In addition, the Company maintains a frozen pension equalization plan under which the Company makes additional payments in excess of those payable under the Code limitations applicable to the pension-retirement plan. The accrual of benefits under both the pension-retirement plan and the equalization plan has been frozen since December 31, 2005. The Company also maintains pension plans in other countries in which it has operations. Mr. Zukerman participates in the Company’s Switzerland Pension Plan which provides benefits to Switzerland-based employees. For more information on the Company’s pension plans, see “Pension Benefits” beginning on page 49.

Executive Salary Continuation Plan. The U.S.–based named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death. Because he is not based in the U.S., Mr. Zukerman does not participate in this plan.

Long-Term Disability Plan. U.S.-based named executive officers participate along with other salaried U.S. employees in a long-term disability program. In the event that the executive is totally incapacitated, he or she would receive 50% of current annual base salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age.

Welfare Plans and Other Arrangements. Messrs. Schievelbein, Beech, Dziedzic and Marshall are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other salaried U.S. employees. Mr. Zukerman participates in accident and illness insurance on the same basis as any other Switzerland-based employee.

Perquisites. For 2015, the Company provided its named executive officers with limited perquisites, including limited personal and spousal travel, entertainment and gifts, executive physical examinations, relocation benefits, and limited use of

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COMPENSATION DISCUSSION AND ANALYSIS

the company aircraft by the Chief Executive Officer. Executives bear all tax consequences and are not grossed up. Additional information is provided on page 43.

Expatriate Allowance. As a global company, Brink’s employs executives around the world, some of whom work outside of their home countries. To enable an expatriate to maintain a reasonable standard of living in countries where living expenses may be higher than the employee’s home country, the Company provides certain allowances and reimbursements to be used for expenses such as housing, cost of living and airfare. In 2015, the Company provided Mr. Zukerman an expatriate allowance in connection with his international assignment.

Severance Pay Plan

In November 2015, the Compensation Committee adopted the Severance Pay Plan to better align the Company’s severance practices with those of the members of the Peer Group, which generally have formal severance policies. The Severance Pay Plan provides severance benefits to eligible employees, including the named executive officers, whose employment is terminated by the Company without cause other than by reason of incapacity or terminated by the participant for good reason. A participant would not be entitled to severance benefits under the Severance Plan if the participant were otherwise eligible for more favorable severance benefits under another arrangement (including a Change in Control Agreement, see below) or in connection with a divestiture in which the participant is offered a comparable position. The Severance Pay Plan provides the following benefits to a participant if his or her employment is terminated under the circumstances described above:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;
•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;
•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;
•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;
•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle until the first anniversary of the participant’s date of termination; and
•	reasonable outplacement services during the period over which the health care benefits are provided.

See “Potential Payments Upon Termination or Change In Control” beginning on page 55 of this proxy statement for additional information about the Severance Pay Plan.

Change in Control Agreements

The Company has change in control agreements with each of the named executive officers that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 58. The Compensation Committee believes that the change in control agreements serve the interests of the Company and its shareholders by ensuring that if a change in control is ever under consideration, the named executive officers will be able to advise the Board whether the potential change in control transaction is in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements are “double trigger,” which means that benefits become available to named executive officers under the agreements only upon a change in control followed by certain terminations of employment. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests

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The Brink’s Company

of the named executive officers in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control. The Compensation Committee reviews the change in control agreements, including the potential payments under these agreements each year.

Compensation Recoupment Policy

In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws, the Company will recoup from the named executive officers and any recipient of performance-based cash or equity compensation who was directly responsible for the restatement, any performance-based cash or equity-based incentive compensation that they would not have been entitled to receive under the restated results.

Stock Ownership Guidelines and Prohibition Against Hedging

The Company maintains stock ownership guidelines for its executive officers in the amounts below:

•	Chief Executive Officer—must hold shares of Brink’s Common Stock with a value equal to five times base salary
•	All other executive officers—must hold shares of Brink’s Common Stock with a value equal to three times base salary

Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and vested and unvested RSUs on an after-tax basis (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines.

Unearned PSUs and MSUs do not count towards executive officers’ guidelines. Until an executive officer meets his or her stock ownership guideline, the executive officer must hold at least 50% of any profit shares from stock option exercises, restricted stock unit vesting, or payout of any PSUs or MSUs.

Executive officers are prohibited from engaging in any hedging transaction that could reduce or limit the officer’s economic risk relative to his or her holdings, ownership or interest in Company securities. In addition, directors and executive officers are required to obtain approval to pledge Company securities.

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The Brink’s Company

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Michael J. Herling, Chair
Paul G. Boynton
Ian D. Clough
Susan E. Docherty
Peter A. Feld
Reginald D. Hedgebeth

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The Brink’s Company

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information with respect to compensation of the named executive officers in 2013, 2014 and 2015.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Thomas C. Schievelbein President and Chief Executive Officer	2015	800,000	3,000,014	1,600,000	—	210,152	5,610,166
	2014	800,000	2,325,053	896,000	—	264,650	4,285,703
	2013	800,000	2,904,694	1,560,000	—	108,450	5,373,144
Michael F. Beech Executive Vice President	2015	480,000	550,012	312,000	—	108,289	1,450,301
Joseph W. Dziedzic Executive Vice President and Chief Financial Officer	2015	575,000	1,100,025	805,000	—	116,426	2,596,451
	2014	534,667	771,333	986,042	—	146,758	2,438,800
	2013	531,000	921,493	1,145,685	—	97,483	2,695,661
McAlister C. Marshall, II Vice President and General Counsel	2015	421,000	558,019	478,888	—	86,213	1,544,120
	2014	421,000	446,010	610,677	34,325	107,297	1,619,309
	2013	421,000	532,877	711,320	—	76,775	1,741,972
Amit Zukerman Executive Vice President	2015	550,000	400,026	657,800	760,922	650,000	3,018,748
	2014	504,167	223,818	562,154	518,012	605,724	2,413,875

(1)	Represents salaries before any employee contributions under the Company’s 401(k) Plan and/or employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2015, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 52.
(2)	For MSU and PSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation under a lattice model. For RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. Due to a change in the Company’s Compensation Recoupment Policy in July 2014, the grant dates for accounting purposes for the 2013 and 2014 MSU, PSU and RSU awards were changed from the respective award dates in each of those years, to July 11, 2014, which resulted in a change in the grant date fair value for these awards. The actual value a named executive officer may receive depends on achievement of pre-established program goals and market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized. The following table sets forth the PSUs at the grant date fair value and at the maximum potential value at the highest level of performance for each named executive officer:
Name	Grant Date Fair Value	Maxiumum Potential Value at Highest Level of Performance(a)
Mr. Schievelbein	$1,500,009	$3,000,018
Mr. Beech	275,012	550,024
Mr. Dziedzic	550,024	1,100,048
Mr. Marshall	279,010	558,020
Mr. Zukerman	200,009	400,018
(a)	The maximum potential fair value that could be recognized for financial reporting purposes would be based on a maximum payout of 200% for performance at the highest level of achievement of the pre-established program goals that also takes into account the market condition associated with the additional +/- 25% TSR multiplier. Shares distributed following the end of the performance measurement period will range from 0% to 200%, depending on achievement of the pre-established goals, subject to an additional +/- 25% multiplier, depending on the Company’s TSR relative to the S&P 500 index for the 2013 and 2014 awards and the Russell 2000 index for the 2015 awards.

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EXECUTIVE COMPENSATION TABLES

(3)	Represents:
•	amounts paid under the KEIP with respect to 2013, 2014 and 2015 performance before any employee deferrals of KEIP awards under the Company’s deferred compensation program; and
•	amounts paid under the MPIP after the end of each of 2013 and 2014 fiscal year with respect to the performance during the relevant measurement period. For a discussion of the MPIP, see page 44.

For a discussion of the deferred compensation program and amounts deferred by the named executive officers in 2015, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 52.

(4)	Amounts relate only to changes in pension value. The earning of benefits under the U.S. pension plans for all participants was frozen as of December 31, 2005. These amounts represent the change during the years ended December 31, 2015, 2014, and 2013 in the actuarial present value of Mr. Marshall’s pension payouts due to a change in the assumptions used to value pension benefits, not any change in the pension benefits earned by Mr. Marshall. For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Marshall in the monthly benefit, the Company assumed: (a) for 2015, a 4.1% discount rate for the pension retirement plan measurement date of December 31, 2014 and a 3.9% discount rate for the equalization plan measurement date of December 31, 2014 and a 4.5% discount rate for the pension retirement plan measurement date of December 31, 2015 and a 4.3% discount rate for the equalization plan measurement date of December 31, 2015, for 2014, a 5.0% discount rate for the pension retirement plan measurement date of December 31, 2013 and a 4.6% discount rate for the equalization plan measurement date of December 31, 2013 and a 4.1% discount rate for the pension retirement plan measurement date of December 31, 2014 and a 3.9% discount rate for the equalization plan measurement date of December 31, 2014, and for 2013 a 4.2% discount rate for the pension retirement measurement date of December 31, 2012 and a 3.7% discount rate for the equalization plan measurement date of December 31, 2012 and a 5.0% discount rate for the pension retirement plan measurement date of December 31, 2013, and a 4.6% discount rate for the equalization plan measurement date of December 31, 2013; (b) service accruals in the pension plans are frozen as of December 31, 2005; and (c) payments will be made on a straight-life monthly annuity basis or pursuant to lump sum elections under the pension equalization plan, which results in a decrease in Mr. Marshall’s pension value in the amount of $7,772. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference into this proxy statement. For a discussion of pension benefits, see “Pension Benefits” beginning on page 49.

For Mr. Zukerman, the amount represents the change during the year ended December 31, 2015 in the actuarial present value of his pension payouts due to contributions during the year (including a voluntary contribution by Mr. Zukerman in the amount of $328,131) and changes in the assumptions used to value pension benefits. For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Zukerman in the monthly benefit, the Company assumed: (a) a 0.9% discount rate for the Switzerland pension plan measurement date of December 31, 2015 and a 1.1% discount rate for the Switzerland pension plan measurement date of December 31, 2014; and (b) payments will be made on a straight-life monthly annuity basis. The following exchange rules were used to calculate the change in pension value during the year ended December 31, 2015: (i) 1 CHF = 1.1198 USD at December 31, 2014; and (ii) 1 CHF = 1.0004 USD at December 31, 2015.

(5)	For 2015, includes the following items and amounts for each of the named executive officers:
(a)	Matching contributions on deferrals of compensation made in 2015 as shown in the following table (Mr. Zukerman does not participate in deferred compensation):
Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Schievelbein	$80,000	$2,650	$89,600	$9,667	$181,917
Mr. Beech	48,000	2,450	26,012	5,800	82,262
Mr. Dziedzic	57,500	3,644	47,906	—	109,050
Mr. Marshall	42,100	2,650	30,649	5,087	80,486
(b)	Premiums paid in 2015 by the Company for the named executive officers’ participation in the Executive Salary Continuation Plan in the amount of $13,283 for Mr. Schievelbein, $11,144 for Mr. Beech, $7,376 for Mr. Dziedzic, and $5,727 for Mr. Marshall. Mr. Zukerman does not participate in this plan.
(c)	Perquisites and personal benefits in 2015 for Mr. Schievelbein, Mr. Beech and Mr. Zukerman, who were the only named executive officers who received perquisites and personal benefits totaling $10,000 or more as detailed below.
Name	Expatriate Allowance	Executive Physical Examinations	Relocation Expenses(i)	Personal and Spousal Travel, Gifts and Entertainment	Personal Use of Company Aircraft(ii)	Total
Mr. Schievelbein	$—	$3,300	$—	$3,039	$8,613	$14,952
Mr. Beech	—	—	13,177	1,506	—	14,683
Mr. Zukerman	650,000	—	—	—	—	650,000
(i)	Represents costs related to transportation of household goods in connection with Mr. Beech’s relocation following his appointment in December 2014 as Executive Vice President and President, Strategy and Focus markets. The relocation benefits provided to Mr. Beech were pursuant to the Company’s relocation policy, which is available on similar terms to other executives.
(ii)	Calculated based on incremental operating costs to the Company of the personal use of the Company aircraft by the executive, which takes into account fuel, engine maintenance reserves, airport fees, passenger trip charges and crew overnight expenses, as applicable.

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The Brink’s Company

Summary Compensation Table Narrative

Management Performance Improvement Plan

The MPIP provided opportunities for cash awards to participants selected by the Compensation Committee, subject to the satisfaction of specific financial goals over a three-year performance measurement period. MPIP awards were made from 2000 through 2012. The last MPIP performance period expired in 2014 and the final MPIP payouts were made in 2015. Cash awards to named executive officers at the end of the three-year measurement period ranged from 0% to 200% of the target award amount, up to a maximum of $3 million, depending upon the performance against each of the performance goals. MPIP payouts were determined by actual performance against pre-determined goals. The Compensation Committee had the discretion to reduce (but not increase) any payout to a named executive officer.

Restricted Stock Units

Restricted Stock Units were granted to the named executive officers as part of their annual LTI awards in 2013 and 2014. Each RSU is the economic equivalent of one share of Brink’s Common Stock and is settled in shares of Brink’s Common Stock. RSUs retain value even if the price of Brink’s Common Stock decreases below the price on the date of grant as long as the named executive officer satisfies the vesting requirements.

Realized Pay Table for 2015

The table below provides supplemental disclosure representing the total direct compensation realized by each named executive officer for 2015. The Realized Pay Table below includes the salary paid in 2015, KEIP payouts for the 2015 performance period, the value of PSUs and MSUs for the 2013-2015 performance period that vested and were paid in shares of common stock, the value of RSUs that vested in 2015, the gain on stock options exercised in 2015, and expatriate allowance, as applicable. The PSU and MSU payout columns are new this year and reflect the elimination of awards under the cash-based MPIP for which the last payouts for the 2012 – 2014 performance period were reported in the 2015 proxy statement.

The Realized Pay Table differs substantially from the Summary Compensation Table on page 42 and is not a substitute for that table. The primary difference between the Realized Pay Table and the Summary Compensation Table is that the Realized Pay Table includes the payouts of PSUs and MSUs after a three-year performance period while the SEC's calculation of total compensation, as shown in the Summary Compensation table, includes several items that are driven by accounting assumptions. For example, SEC rules require that the grant date fair value of all equity awards (such as PSUs and MSUs) be reported in the Summary Compensation Table for the year in which they were granted. In some cases, the actual compensation realized by the NEOs may be different than what is reported in the Summary Compensation Table and compensation reported may not be realized for a number of years, if at all. Furthermore, realized compensation for a NEO for any given year may be greater or less than the compensation reported in the Summary Compensation Table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements.

Name	Salary	KEIP Payout	Vested RSUs	PSU Payout	MSU Payout	Gain on Exercised Stock Options	Expatriate Allowance	Total(1)
Mr. Schievelbein	$800,000	$1,600,000	$602,587	$2,878,070	$1,803,976	$—	$—	$7,684,633
Mr. Beech	480,000	312,000	60,659	211,089	66,136	—	—	1,129,883
Mr. Dziedzic	575,000	805,000	304,176	925,759	290,140	—	—	2,900,075
Mr. Marshall	421,000	478,888	175,100	535,326	167,782	102,262	—	1,880,358
Mr. Zukerman	550,000	657,800	79,324	268,634	84,200	23,109	650,000	2,313,067
(1)	Due to rounding, number may not add precisely to totals.

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EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2015 under the Key Employees’ Incentive Plan (“KEIP”) and 2013 Equity Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(5) ($)
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Schievelbein	KEIP		460,000	920,000	1,600,000				—
	MSU	2/20/2015				24,695	49,391	74,086	—	1,500,005
	PSU	2/20/2015				25,889	51,778	129,445	—	1,500,009

Michael F. Beech	KEIP		156,000	312,000	624,000				—
	MSU	2/20/2015				4,527	9,055	13,582	—	275,000
	PSU	2/20/2015				4,746	9,493	23,732	—	275,012

Joseph W. Dziedzic	KEIP		230,000	460,000	920,000				—
	MSU	2/20/2015				9,055	18,110	27,165	—	550,001
	PSU	2/20/2015				9,493	18,986	47,465	—	550,024

McAlister C. Marshall, II	KEIP		136,825	273,650	547,300				—
	MSU	2/20/2015				4,593	9,187	13,780	—	279,009
	PSU	2/20/2015				4,815	9,631	24,077	—	279,010

Amit Zukerman	KEIP		178,750	357,500	715,000				—
	MSU	2/20/2015				3,293	6,586	9,879	—	200,017
	PSU	2/20/2015				3,452	6,904	17,260	—	200,009
(1)	The performance share units (“PSUs”) and market share units (“MSUs”) granted to Messrs. Schievelbein, Beech, Dziedzic, Marshall and Zukerman as applicable, were granted on February 20, 2015 under the 2013 Equity Incentive Plan (see “Equity Award Grants ” below).
(2)	Amounts in this column represent annual incentive targets under the KEIP for 2015 to be paid in 2016. KEIP payouts can range from 0% to 200% of target, subject to a limit of 200% of base salary. Actual payouts under the KEIP are included in the “non-equity incentive plan compensation” column of the Summary Compensation Table on page 42.
(3)	Amounts in this column represent MSUs awarded for the 2015-2017 performance measurement period. In 2018, the Compensation Committee will determine the MSU payout based on the ending BCO stock price divided by initial stock price multiplied by the number of MSUs. The number of MSUs ultimately paid can range from 0% to 150% of the MSUs awarded. There is no minimum number of shares that will be paid under the MSU awards. Because payment will be made in shares of Brink's Common Stock, the actual value of the earned awards is based on the price of Brink's Common Stock at the time of payment.
(4)	Amounts in this column represent PSUs awarded for the 2015-2017 performance measurement period. The Compensation Committee will determine the performance of the Company against pre-established goals to determine payout of PSU awards, if any, in 2018. The number of PSUs ultimately paid can range from 0% to 200% of the PSUs awarded, with an additional +/- 25% multiplier according to total shareholder return (“TSR”) in comparison to the Russell 2000 index. There is no minimum number of shares that will be paid under the PSU awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.
(5)	For MSU and PSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation under a lattice model. Under that model, MSUs had a grant date fair value of $30.37 per share and PSUs had a grant date fair value of $28.97 per share.

Equity Award Grants

2013 Equity Incentive Plan

The 2013 Equity Incentive Plan, which was approved by the Company’s shareholders in May 2013, is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The 2013 Equity Incentive Plan is the successor plan to the 2005 Equity Incentive Plan, under which equity awards were made from 2005 through November 2012. The Compensation Committee administers the 2013 Equity Incentive Plan, is authorized to select key employees of the

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The Brink’s Company

Company and its subsidiaries to participate in the 2013 Equity Incentive Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards, cash awards, or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2013 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

PSU and MSU awards granted under the 2013 Equity Incentive Plan have specific terms and conditions approved by the Compensation Committee. In general, PSUs and MSUs are canceled following termination of employment. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, PSUs and MSUs remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed, the holder’s beneficiary will be entitled to receive a pro-rata portion of the number of shares that would have been payable under PSU and MSU awards notwithstanding the holder’s death, based on the number of days in the performance period that elapsed prior to termination. For a description of the treatment of PSU and MSU awards upon change in control, see page 37.

For a discussion of the principles applied in administering the 2013 Equity Incentive Plan, see “Compensation Discussion and Analysis—2015 Compensation Decisions by Component—Long-Term Incentive Compensation—Equity Awards under the 2013 Equity Incentive Plan” beginning on page 34.

2015 Market Share Unit Awards

MSU awards were granted in 2015 and are reported as stock awards in the Grants of Plan-Based Awards

Table above. These awards have a “market condition” under ASC Topic 718. Accordingly, the grant date fair value of these awards was determined using a Monte Carlo simulation model. These awards will be settled in shares of Brink’s Common Stock based on the product of the number of MSU awards originally granted multiplied by the quotient of the ending 20-day average closing price of Brink’s Common Stock on December 31, 2017 divided by $23.19, which is the beginning 20-day average closing price of Brink’s Common Stock on January 1, 2015. The payout percentage of MSU awards could be as low as 0% (if the ending average closing price does not represent at least 50% of the beginning average closing price) and could be as high as a maximum of 150% of the target award.

2015 Performance Share Unit Awards

PSU awards were granted in 2015 and are reported as equity incentive plan awards in the Grants of Plan-Based Awards Table above. In addition to their performance condition, these awards have a market condition, as defined under ASC Topic 718. Accordingly, the grant date fair value of these awards was determined using a Monte Carlo simulation model. These awards will be settled in shares of Brink’s Common Stock based on the number of PSU awards originally granted multiplied by the performance achievement percentage of the pre-established financial goal, plus or minus an additional adjustment factor of 25% based on the Company’s TSR relative to the companies in the Russell 2000 index. Failure to achieve the pre-established minimum threshold financial goal would result in no payout being made under the PSU awards. A payout for performance less than target may be made provided that a significant portion of the performance target was achieved. As a result, the payout percentage of PSU awards ranges from 0% to 200%, based on performance against the pre-established goals, with an additional +/- 25% multiplier depending on the Company’s TSR relative to the Russell 2000 index. In 2015, PSU grants were made in February in connection with the annual LTI awards.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of all unexercised stock options, restricted stock units, performance share units and market share units for the named executive officers outstanding as of December 31, 2015.

		Option Awards				Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
Thomas C. Schievelbein
6/15/2012	NQ	206,625	—	22.39	6/15/2018
5/3/2013	MSU							56,776	1,638,555
5/3/2013	PSU							57,209	1,651,052
2/20/2014	MSU							48,591	1,402,336
2/20/2014	PSU							48,829	1,409,205
2/20/2015	MSU							49,391	1,425,424
2/20/2015	PSU							51,778	1,494,313

Michael F. Beech
7/7/2011	NQ	3,400	—	31.47	7/7/2017
7/11/2012	NQ	7,922	—	22.57	7/11/2018
5/3/2013	RSU					694	20,029
5/3/2013	MSU							2,082	60,087
5/3/2013	PSU							4,196	121,097
2/20/2014	RSU					1,346	38,846
2/20/2014	MSU							2,025	58,442
2/20/2014	PSU							4,070	117,460
2/20/2015	MSU							9,055	261,327
2/20/2015	PSU							9,493	273,968

Joseph W. Dziedzic
7/8/2010	NQ	40,000	—	19.05	7/8/2016
7/7/2011	NQ	29,750	—	31.47	7/7/2017
7/11/2012	NQ	52,279	—	22.57	7/11/2018
5/3/2013	RSU					3,043	87,821
5/3/2013	MSU							9,132	263,550
5/3/2013	PSU							18,402	531,082
2/20/2014	RSU					5,195	149,928
2/20/2014	MSU							7,816	225,570
2/20/2014	PSU							15,707	453,304
2/20/2015	MSU							18,110	522,655
2/20/2015	PSU							18,986	547,936

McAlister C. Marshall, II
7/8/2010	NQ	25,000	—	19.05	7/8/2016
7/7/2011	NQ	18,700	—	31.47	7/7/2017
7/11/2012	NQ	29,942	—	22.57	7/11/2018
5/3/2013	RSU					1,759	50,765
5/3/2013	MSU							5,281	152,410
5/3/2013	PSU							10,641	307,099
2/20/2014	RSU					3,004	86,695
2/20/2014	MSU							4,519	130,418
2/20/2014	PSU							9,083	262,135
2/20/2015	MSU							9,187	265,137
2/20/2015	PSU							9,631	277,951
		—	—			—	—
Amit Zukerman
7/7/2011	NQ	6,375	—	31.47	7/7/2017
7/11/2012	NQ	7,921	—	22.57	7/11/2018
5/3/2013	RSU					883	25,483
5/3/2013	MSU							2,650	76,479
5/3/2013	PSU							5,340	154,112
2/20/2014	RSU					1,507	43,492
2/20/2014	MSU							2,268	65,454
2/20/2014	PSU							4,558	131,544
2/20/2015	MSU							6,586	190,072
2/20/2015	PSU							6,904	199,249
(1)	All of these options have become exercisable.

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The Brink’s Company

(2)	In accordance with the Company’s 2005 Equity Incentive Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange.
(3)	RSUs vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant.
(4)	Fair market value was based on the closing price of Brink’s Common Stock on December 31, 2015, as reported on the New York Stock Exchange.
(5)	PSUs become earned and payable on the date in the first half of the year three years following the date of grant on which the Compensation Committee determines the achievement of the performance goals for the applicable performance period. MSUs become earned and payable on the date in the first half of the year three years following the date of grant on which the Compensation Committee determines the increase, if any, in the market value of Brink’s Common Stock for the applicable performance period.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas C. Schievelbein	—	—	19,354	602,587
Michael F. Beech	—	—	2,105	60,659
Joseph W. Dziedzic	—	—	10,513	304,176
McAlister C. Marshall, II	20,000	102,262	6,052	175,100
Amit Zukerman	5,500	23,109	2,744	79,324

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EXECUTIVE COMPENSATION TABLES

Pension Benefits

The Company provides retirement benefits to U.S. employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) Mr. Marshall is the only named executive officer who is covered by these plans. Benefit accruals under both plans were frozen for all employees as of December 31, 2005 and no additional pension benefits have been earned since that date.

Mr. Zukerman participates in the Brink’s Switzerland Pension Plan, which is a contribution-based plan that covers all Switzerland-based employees, with a guarantee of minimum interest credit and fixed conversion rates at retirement. Mr. Zukerman is the only named executive officer who is covered by this plan.

The following table presents information as of December 31, 2015 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement. Mr. Marshall and Mr. Zukerman are the only named executive officers listed in the table below because they are the only named executive officers who participate in any pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
McAlister C. Marshall, II	Pension-Retirement Plan	5.601	97,138	—
	Equalization Plan	5.601	3,826	—
Amit Zukerman	Swiss Pension Plan	2.5	1,384,540	—
(1)	This column shows the present value of the accumulated benefit as of December 31, 2015. As of December 31, 2015, the related hypothetical accumulated benefit payable to Mr. Marshall’s beneficiary following death would have been $80,338 for the pension-retirement plan and $2,966 for the pension equalization plan.

For purposes of computing the present value of the accrued benefit payable to Mr. Marshall, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 4.5% discount rate for the pension retirement plan measurement date of December 31, 2015; (c) a 4.3% discount rate for the equalization plan measurement date of December 31, 2015; (d) service accruals in the pension plans are frozen as of December 31, 2005; and (e) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2015. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the

Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference into this proxy statement. In addition, the Company has assumed Mr. Marshall will attain the age of 65. For 2015, longevity was determined using the RP-2014 blue collar male mortality table for pension-retirement plan calculations, the RP-2014 white collar male mortality table for annuity payment calculations for the equalization plan and the GATT 2003 mortality table for lump sum calculations for the equalization plan.

For purposes of computing the present value of the accrued benefit payable to Mr. Zukerman, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65 for males) permitted under the pension plan; (b) a 0.9% discount

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The Brink’s Company

rate for the pension plan measurement date of December 31, 2015 and (c) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2015. In addition, the Company has assumed Mr. Zukerman will attain the age of 65; longevity is determined using the LPP2010-Generational mortality table for payment calculations.

Brink’s Switzerland Pension Plan

The Company maintains the Brink's Switzerland Pension Plan, which is a contribution based plan that covers all Switzerland employees, with a guarantee of a minimum interest credit and fixed conversion rates at retirement.

The amount financed for the benefit payable to an employee is based on a percentage of the insured salary and depends on the age attained of the member; 10% from age 25, 13% from age 35, 16% from age 45 and 20% from age 55. The financing is split between the employee (40% of total cost) and the employer (60% of total cost). The risk benefits are expressed as a percentage of the participant’s salary, which annual cost is also split between the employee (40% of total cost) and the employer (60% of total cost).

Subject to certain limitations, an employee who retires before he or she reaches age 65, provided he or she has reached the age of 58, may receive an annuity for life payable on a monthly basis beginning on his or her early retirement date at an annual rate not to exceed the maximum possible old-age savings tables which are based on a percentage of the participant’s salary.

The plan provides for payment options of an annuity for life or as a lump sum payment. Benefit elections must be made before retirement and are subject to certain requirements, such as spousal consent.

U.S. Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, Mr. Marshall had been credited under the pension-retirement plan with 2.930 years of benefit accrual service. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, Mr. Marshall had been credited under the pension-retirement plan, as amended June 1, 2003, with 2.671 additional years of benefit accrual service after June 1, 2003. Benefit accrual service is based on computation periods, which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his or her normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:
•	2.1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

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EXECUTIVE COMPENSATION TABLES

•	1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less
•	0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed as of May 31, 2003; and
•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:
•	1.75% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus
•	1% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less
•	0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he or she reaches age 65, provided he or she has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his or her early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his or her normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his or her early retirement date precedes the normal retirement date.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement (subject to certain limitations on distribution imposed by Section 409A of the Code). In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and Wells Fargo Bank, N.A., amounts in cash to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

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The Brink’s Company

Nonqualified Deferred Compensation

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2015, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2015. Because deferrals, along with any matching contributions, related to the KEIP are credited in the year after they are earned, these amounts differ from the KEIP payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

Mr. Schievelbein does not receive any compensation as a director of the Company, however, the table below includes amounts deferred in 2015 under the Plan for Deferral of Directors’ Fees as well as the aggregate account balance under that plan at December 31, 2015, both of which are related to compensation paid to Mr. Schievelbein when he served as an independent director of the Company. Mr. Zukerman was not eligible to participate in the deferred compensation program in 2015.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Thomas C. Schievelbein(5)	182,630	179,267	160,384	—	1,279,429
Michael F. Beech	105,824	79,812	5,725	—	191,361
Joseph W. Dziedzic	162,906	105,406	205,961	—	1,476,670
McAlister C. Marshall, II	77,836	77,836	165,698	—	1,134,687
Amit Zukerman	—	—	—	—	—
(1)	Under the deferred compensation program, a participant is permitted to defer base salary, incentive amounts earned under the KEIP and amounts in excess of 401(k) limits as supplemental savings. The dollar value of deferred amounts is converted into notional investments in mutual funds, selected by the participant, or common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of salary and KEIP awards deferred in 2015 under the deferred compensation program by each of the named executive officers:
Name	Salary Deferred	Key Employees Incentive Plan Compensation Deferred(a)	Supplemental Savings Plan Deferred	Total
Mr. Schievelbein	$80,000	$89,600	$9,667	$179,267
Mr. Beech	48,000	52,024	5,800	105,824
Mr. Dziedzic	115,000	47,906	—	162,906
Mr. Marshall	42,100	30,649	5,087	77,836
Mr. Zukerman	—	—	—	—
(a)	The incentive compensation deferred in 2015 was earned by each named executive officer for 2014.
(2)	Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of Company matching contributions made in 2015 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers:
Name	Salary Matching Contribution	KEIP Matching Contribution	Savings Plan Matching Contribution	Total(a)
Mr. Schievelbein	$80,000	$89,600	$9,667	$179,267
Mr. Beech	48,000	26,012	5,800	79,812
Mr. Dziedzic	57,500	47,906	—	105,406
Mr. Marshall	42,100	30,649	5,087	77,836
Mr. Zukerman	—	—	—	—
(a)	These amounts are included within “All Other Compensation” for 2015 in the Summary Compensation Table.

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EXECUTIVE COMPENSATION TABLES

(3)	Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2015 for the common stock units in each named executive officer’s account:
Name	Dividends on Brink’s Common Stock(a)
Mr. Schievelbein	$15,525
Mr. Beech	1,262
Mr. Dziedzic	18,006
Mr. Marshall	14,425
Mr. Zukerman	—
(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.
(4)	The following table sets forth the composition of the aggregate balance of deferred compensation under the deferred compensation program as of December 31, 2015 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock or the change in value of notional investments in mutual funds, as appropriate; and (d) aggregate distributions to participants:
Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)(b)
Mr. Schievelbein	4	$594,700	$594,700	$69,648	$—	$1,259,047
Mr. Beech	2	105,824	79,812	5,725	—	191,361
Mr. Dziedzic	6	685,344	640,529	150,797	—	1,476,670
Mr. Marshall	13	537,754	505,318	154,993	63,378	1,134,687
Mr. Zukerman	—	—	—	—	—	—
(a)	Represents value as of December 31, 2015.
(b)	Due to rounding, numbers may not add precisely to aggregate balances.
(5)	For Mr. Schievelbein, includes deferrals under the deferred compensation program and the Plan for Deferral of Directors’ Fees as set forth below.
	Executive Contributions in Last Fiscal Year(a)	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at last Fiscal Year End
Key Employees’ Deferred Compensation Program	$179,267	$179,267	$159,793	$—	$1,259,047
Plan for Deferral of Directors' Fees	3,363	—	591	—	20,382
(a)	Includes dividend equivalent payments for outstanding Deferred Stock Units awarded when Mr. Schievelbein served as independent director of the Company, which were deferred in 2015 pursuant to the Plan for Deferral of Directors’ Fees (which is described on page 64).

Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 90% of his or her cash incentive payments awarded under the KEIP;
•	up to 50% of his or her base salary; and
•	any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code.

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred) and deferred salary (100% of the first 10% deferred). An executive may elect to defer additional

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The Brink’s Company

amounts under the supplemental savings plan after he or she meets the maximum permitted under the company’s 401(k) Plan. The company provides matching contributions to supplemental savings plan contributions. For 2015, matching contributions were equal to 100% of the first 1.0% (for January 1 - March 31) and 1.5% (for April 1 - December 31) of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred are invested in mutual funds or converted to units that track Brink’s Common Stock, per the executive’s instructions at the time of annual enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period. The dollar values are converted in accordance with the formula in the deferred compensation program. Dividends paid with respect to the common stock units in a participant’s account are converted to units that track Brink’s Common Stock.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid for deferred compensation invested in mutual funds, and in lieu of the issuance of fractional shares of Brink's Common Stock.

Termination Upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death,

retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant, related dividends and changes in market value. The participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for “cause,” the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months for which the participant has made salary, supplemental savings or KEIP deferral elections as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
At least 36 months but less than 48 months	50%
At least 48 months and less than 60 months	75%
60 months or more	100%

Mr. Marshall and Mr. Dziedzic are fully vested. Mr. Schievelbein is also fully vested pursuant to the terms of his Succession Agreement, which is further described on page 62. Mr. Beech is 0% vested.

Lump-sum distributions are made at a date selected by the participant at least two years following the date of election or six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning on a date selected by the participant at least two years following the date of election.

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EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Termination or Change in Control

None of the Company’s named executive officers have employment agreements with the Company, however, each named executive officer is eligible to receive benefits and payments pursuant to the Company’s Severance Pay Plan and individual change in control agreements. Additional benefits under change in control agreements are triggered upon termination following change in control (“double trigger”).

The tables on pages 57 and 61 show the estimated amount of incremental additional benefits and payments that would be paid to each of the named executive officers if their employment terminated on December 31, 2015 to the extent those benefits and payments exceed amounts that would be due to the named executive officers regardless of the reason for termination of employment, including:

•	for Mr. Marshall and Mr. Zukerman, the present value of their respective accumulated pension benefits, which appear in the Pension Benefits Table on page 49;
•	for each named executive officer, the aggregate balance of non-qualified deferred compensation which appears in the Nonqualified Deferred Compensation Table on page 52, subject to vesting of Company matching contributions as described under “Key Employees’ Deferred Compensation Program—Distributions” beginning on page 53; and
•	for Mr. Schievelbein, the value of an aggregate 11,535 deferred stock units and Directors’ Stock Accumulation Plan units, awarded during his service as an independent director, which are payable upon termination of service and, on December 31, 2015, had an aggregate value of $332,900, based on the closing price of Brink’s Common Stock on December 31, 2015.

Because the named executive officers would be eligible to receive different benefits and payments depending on whether a change in control had occurred on December 31, 2015, information about the additional benefits and payments that would be paid to each named executive officer in connection with a termination of employment is presented in two tables: one without a change in control and one with a change in control. Following are descriptions of the types of benefits and payments that the named executive officers would be eligible to receive under various termination scenarios, key terms under the change in control agreements, and the categories of benefits and payments as reflected in the tables on pages 57 and 61. Neither the tables below, nor the descriptions accompanying them, include hypothetical benefits and payments to named executive officers under a retirement scenario because none of the named executive officers are eligible for retirement as of December 31, 2015 and are therefore not eligible for any additional benefits or payments under that scenario. In addition to the hypothetical payments upon various termination scenarios at December 31, 2015, disclosure is included on page 62 regarding the payments expected to be made under the terms of Mr. Schievelbein’s Succession Agreement in connection with his departure from the Company, which was announced in January 2016.

Severance Plan

Upon a qualifying termination, participants who are named executive officers will be eligible to receive the following benefits:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;
•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;
•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;
•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of

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The Brink’s Company

termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;

•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle until the first anniversary of the participant’s date of termination; and
•	reasonable outplacement services during the period over which the health care benefits are provided.

In order to receive severance payments, the participant must execute a separation and release agreement that includes a release of claims in favor of the Company as well as confidentiality, non-solicitation and non-competition restrictions that remain in effect for a period of 12 months after termination of employment (18 months for the Chief Executive Officer).

The Committee may amend or terminate the Severance Plan at any time, but any action that would reduce the payments or benefits to participants, narrow the conditions for a qualifying termination, or otherwise reduce the protections provided to participants would not be effective until 12 months following approval by the Committee.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Without a Change in Control

The table on page 57 provides information with respect to incremental additional hypothetical benefits and payments to the named executive officers as of December 31, 2015 under the Company’s policies and programs, assuming their employment was terminated without a change in control.

The amounts in the following tables are in the following categories:

•	Prorated Annual Bonus. Represents hypothetical payment of a prorated bonus for the year of termination, pursuant to the terms of the Severance Pay Plan.
•	Base Salary and Bonus. Represents hypothetical payment in the amount of the product of (a) one (or one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity, pursuant to the terms of the Severance Pay Plan.
•	Long-term Incentive. Includes the value at December 31, 2015 of unvested RSUs, unvested MSUs and unvested PSUs that would be payable in accordance with their terms or pursuant to the Severance Pay Plan.
•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 38 as well as the value of short-term disability payments.
•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services and medical benefit coverage pursuant to the Severance Pay Plan.
•	Notice Period Payments. Includes continuing salary and expatriate allowance payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

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EXECUTIVE COMPENSATION TABLES

		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(1)	Death(2)
Thomas C. Schievelbein	Prorated Annual Bonus	$—	$—	$1,600,000	$—	$—
	Base Salary and Bonus	—	—	2,580,000	—	—
	Long Term Incentive (3)	—	10,324,203	10,324,203	10,324,203	7,297,020
	Benefit Plans	—	—	—	412,166	2,155,340
	Outplacement Services and Other Benefits	—	—	254,400	—	—
	Total	—	10,324,203	14,758,603	10,736,369	9,452,360
Michael F. Beech	Prorated Annual Bonus	—	—	312,000	—	—
	Base Salary and Bonus	—	—	792,000	—	—
	Long Term Incentive (3)	—	—	220,635	1,042,019	605,887
	Benefit Plans	—	—		250,471	1,293,204
	Outplacement Services and Other Benefits	—	—	129,332	—	—
	Total	—	—	1,453,967	1,292,490	1,899,091
Joseph W. Dziedzic	Prorated Annual Bonus	—	—	805,000	—	—
	Base Salary and Bonus	—	—	1,035,000	—	—
	Long Term Incentive (3)	—	—	957,431	3,179,968	2,193,216
	Benefit Plans	—	—	—	294,075	1,549,151
	Outplacement Services and Other Benefits	—	—	170,679	—	—
	Total	—	—	2,968,110	3,474,043	3,742,367
McAlister C. Marshall, II	Prorated Annual Bonus	—	—	478,888	—	—
	Base Salary and Bonus	—	—	694,650	—	—
	Long Term Incentive (3)	—	—	553,621	1,762,827	1,245,367
	Benefit Plans	—		—	215,640	1,134,248
	Outplacement Services and Other Benefits	—	—	120,268	—	—
	Total	—	—	1,847,427	1,978,467	2,379,615
Amit Zukerman	Prorated Annual Bonus	—	—	657,800	—	—
	Base Salary and Bonus	—	—	907,500	—	—
	Long Term Incentive (3)	—	—	277,835	1,001,413	659,999
	Benefit Plans	—	—	—	—	—
	Outplacement Services and Other Benefits	—	—	145,823
	Notice Period Payments	—	—	782,737	—	—
	Total	—	—	2,771,695	1,001,413	659,999
(1)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation Plan premiums during the disability period, discounted at 0.95%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits.
(2)	Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.40%. Mr. Zukerman is not eligible for this benefit.
(3)	Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2015. Unvested MSUs and PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2015.

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The Brink’s Company

Hypothetical Termination Benefits Following Termination Upon a Change in Control

Change in Control Agreements

The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs and the named executive officer remains employed by the Company or its successor for one year following the change in control. In addition, these agreements provide additional benefits and payments in the event that a change in control occurs and either the executive is terminated by the Company without “cause” or they resign for “good reason” within two years following a change in control. Each of the named executive officers is a party to a change in control agreement with the Company with principal terms as described below.

Change in Control Agreements—Definitions of Key Terms

The change in control agreements generally define “cause,” “change in control” and “good reason” as follows:

•	“cause” means embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.
•	a “change in control” generally will be deemed to have occurred:
•	upon any (1) combination of the Company in which the Company is not the surviving entity or (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;
•	When any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or
•	if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of certain new directors during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.
•	“good reason” generally means:
•	material diminution in the named executive officer’s position, authority, duties or responsibilities;
•	material breach of or failure by the Company to comply with its obligations under the change in control agreement;
•	a change to the named executive officer’s work location that increases the distance of the executive’s commute by a pre-determined amount; or
•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement;
•	provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

Change in Control Agreements—Benefits Following a Change in Control if Executive is not Terminated

Salary and Bonus. During the first two years of employment following a change in control, each executive who is a party to a change in control agreement will receive annual compensation at least equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus

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EXECUTIVE COMPENSATION TABLES

not less than the amount of the executive’s average bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred. In the event the executive has not been employed with the Company for the last three years, the executive’s target bonus will be used for any partial or complete year as necessary to determine the three year average.

Incentive, Savings and Retirement Plans. During the executive’s continued employment, he or she is entitled to continue to participate in all available incentive and savings plans and programs offered by the Company.

Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs offered by the Company.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. Under this scenario:

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:
•	the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) any bonus or incentive compensation in respect of a completed performance period, but not paid as of the date of termination, (3) a portion of the executive’s average annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of termination, and (4) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (4) is referred to as the “Accrued Obligation Payment”); and
•	an amount equal to two times the sum of the executive’s annual base salary and average annual bonus awarded during the past three years.
•	The Company will provide the executive with outplacement services.
•	To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to as the “Other Benefits”).
•	In the event the executive elects continued medical benefit coverage, the Company will reimburse him or her for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had employment continued.

Termination for Death or Incapacity. If an executive’s employment is terminated by reason of the executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause. If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination Other Than for Good Reason. If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment (with the exception of any pro-rated bonus) and Other Benefits.

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The Brink’s Company

Excise Tax Cutback. If the amounts payable to an executive under the change in control agreement trigger payment of an excise tax, an accounting firm designated by the Company prior to the change in control will determine the after-tax benefit to the executive: (1) with the full payment of amounts due and payment by the executive of any resulting excise tax; and (2) after reducing the payment benefits to the extent necessary to avoid triggering the excise tax liability. The executive will be paid the amount that produces the greater after-tax benefit and any excise tax will be paid by the executive.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Upon a Change in Control

The table on page 61 provides information with respect to the incremental additional benefits and payments to the named executive officers as of December 31, 2015 under the scenarios covered by the change in control agreements described above and the Company’s policies and programs assuming their employment is terminated following a change in control.

The amounts in the tables are in the following categories:

•	Accrued Obligation Payment (as defined on page 59).
•	Base Salary and Bonus. Includes a payment equal to two times the executive’s annual base salary and average annual bonus awarded during the past three years.
•	Long-Term Incentive. Includes the value at December 31, 2015 of unvested options and unvested restricted stock units, unvested market share units and unvested performance share units that would be payable in accordance with their terms.
•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 38 as well as the value of short-term and long-term disability payments.
•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services for up to one year and, for named executive officers who have elected medical benefit coverage, continued medical benefit coverage for up to 18 months.
•	Notice Period Payments. Includes continuing salary and expatriate allowance payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

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EXECUTIVE COMPENSATION TABLES

		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(1)	Death(2)
Thomas C. Schievelbein	Accrued Obligation Payment	$—	$—	$1,065,867	$1,065,867	$1,065,867
	Base Salary and Bonus	—	—	3,731,733	—	—
	Long Term Incentive (3)	—	10,324,203	10,324,203	10,324,203	7,297,020
	Benefit Plans	—	—	—	412,166	2,155,340
	Outplacement Services and Other Benefits	—	—	254,400	—	—
	Total	—	10,324,203	15,376,203	11,802,236	10,518,227
Michael F. Beech	Accrued Obligation Payment	—	—	228,750	228,750	228,750
	Base Salary and Bonus	—	—	1,417,500	—	—
	Long Term Incentive (3)	—	—	1,042,019	1,042,019	605,887
	Benefit Plans	—	—	—	250,471	1,293,204
	Outplacement Services and Other Benefits	—	—	135,498	—	—
	Total	—	—	2,823,767	1,521,240	2,127,841
Joseph W. Dziedzic	Accrued Obligation Payment	—	—	550,662	550,662	550,662
	Base Salary and Bonus	—	—	2,251,325	—	—
	Long Term Incentive (3)	—	—	3,179,968	3,179,968	2,193,216
	Benefit Plans	—	—	—	294,075	1,549,151
	Outplacement Services and Other Benefits	—	—	176,963	—	—
	Total	—	—	6,158,918	4,024,705	4,293,029
McAlister C. Marshall, II	Accrued Obligation Payment	—	—	358,089	358,089	358,089
	Base Salary and Bonus	—	—	1,558,177	—	—
	Long Term Incentive (3)	—	—	1,762,827	1,762,827	1,245,367
	Benefit Plans	—	—		215,640	1,134,248
	Outplacement Services and Other Benefits	—	—	125,841	—	—
	Total	—	—	3,804,934	2,336,556	2,737,704
Amit Zukerman	Accrued Obligation Payment	—	—	435,106	435,106	435,106
	Base Salary and Bonus	—	—	1,970,212	—	—
	Long Term Incentive (3)	—	—	1,001,413	1,001,413	659,999
	Benefit Plans	—	—	—	—	—
	Outplacement Services and Other Benefits	—	—	145,823	—	—
	Notice Period Payments	—	—	782,737	—	—
	Total	—	—	4,335,291	1,436,519	1,095,105
(1)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation Plan premiums during the disability period, discounted at 0.95%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits.
(2)	Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.40%. Mr. Zukerman is not eligible for this benefit.
(3)	Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2015. Unvested MSUs and PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2015.

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Terms of Separation for Mr. Schievelbein

On January 4, 2016, Brink’s announced that Mr. Schievelbein would step down as Chief Executive Officer upon the earlier of the 2016 annual meeting of shareholders or the appointment of his successor. Under the terms of his succession agreement, Mr. Schievelbein is entitled to the following benefits upon his termination of employment:

•	In satisfaction of Mr. Schievelbein’s entitlements under the Severance Pay Plan, he will be eligible for: (a) a lump sum cash severance payment equal to the product of (i) 1.5 multiplied by (ii) his annual base salary and target annual incentive opportunity for the calendar year in which the termination date occurs; (b) reimbursement of premiums for continued medical and dental benefit coverage until the earlier of 18 months following the date of termination and such time as he becomes eligible to receive medical and dental benefits under another employer-provided plan; and (c) reasonable outplacement services during the period over which the health care benefits are provided
•	In accordance with the pre-existing terms of Mr. Schievelbein’s equity awards, the awards will remain outstanding and eligible to vest following the termination date, and any stock options will remain exercisable until the expiration of their original term;

•	In recognition of Mr. Schievelbein’s service for all of 2015 and expected service for a portion of 2016, he will be eligible for a full 2015 annual incentive payment and a prorated 2016 annual incentive payment based on the portion of 2016 worked, determined based on actual performance; and
•	Mr. Schievelbein will be entitled to vesting of any unvested amounts credited to him under the Company’s Deferred Compensation Plan, effective as of the termination date.

In order to receive the compensation payable to Mr. Schievelbein under the Succession Agreement, he must execute and not revoke a separation agreement containing a release of claims in favor of the Company and its affiliates and restrictive covenants regarding confidential information, noncompetition and nonsolicitation of customers and employees. The Company will reimburse Mr. Schievelbein for any legal and other advisor fees he incurs in connection with the Succession Agreement, up to $25,000.

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The Brink’s Company

DIRECTOR COMPENSATION

The following table describes the key components of compensation for the non-employee directors for 2015.

Compensation Element	2015 Value	Additional Information
Annual Retainer	$53,000	Paid in cash.
Meeting Fee	$1,750 per meeting	Paid in cash.
Special Services Fee	$1,750 per day	Paid in cash at the discretion of the Chairman of the Board.
Deferred Stock Units	$100,010
Annual grant of Deferred Stock Units (“DSUs”) approved by the Board. DSUs vest on the first anniversary of the grant date and, in general, will be forfeited if the director leaves before the DSUs vest. The DSUs will be settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date.

Lead Director Fee	$25,000	Paid in cash to the Company’s Lead Director.
Committee Chair Fees	$12,000 $10,000	Paid in cash to the Chair of the Audit Committee ($12,000) and the Chairs of the Compensation, Corporate Governance, and Finance Committees ($10,000).
Audit and Ethics Committee Membership Fee	$5,000	Paid in cash to each member of the Audit Committee (including the Chair).

Non-Employee Directors’ Equity Plan

Under the terms of the Non-Employee Directors’ Equity Plan, the Board may grant non-employee directors equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof. The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Board.

In 2015, directors received grants of Deferred Stock Units (“DSUs”) that vest and will be settled in Brink’s Common stock on a one-for-one basis on the first anniversary of the grant date. In general, DSUs are forfeited if a director leaves before the vesting date, however, in light of the retirement of Messrs. Martin and Turner in January 2016, the Board waived the one year vesting provision for the DSUs awarded to each of them in 2015.

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The Brink’s Company

Stock Ownership Guideline

Non-employee directors are required to meet a stock ownership guideline of five times the annual retainer. Until a director has met the ownership guideline, he or she must hold at least 50% of any profit shares acquired through a stock option exercise or stock grant vesting. The Corporate Governance Committee annually reviews directors’ compliance with the guideline. Shares counted towards the ownership guideline include Brink’s Common Stock, deferred stock units, shares of restricted stock, and unvested and vested restricted stock units, but not unexercised stock options.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees (the “Deferral Plan”), a director may elect to defer receipt of his or her retainer, fees, and/or dividend equivalent payments to future years, into one or more investment options, in amounts between 10% and 100%. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the Deferral Plan, to receive a distribution in up to ten equal annual installments. Under the Deferral Plan, as amended in 2014, a director may also elect to defer future equity awards, including DSUs. Distributions of deferred equity awards will be made in a single lump sum distribution of Brink’s Common Stock on a one-for-one basis. Directors may elect to have these deferred equity awards distributed on a specified date, or after their separation from service on the Board.

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, in the event a participating director has satisfied the program’s service requirements, and after the director’s death, the Company will make contributions amounting to $1,000,000 to eligible educational institutions and charitable organizations that were designated by the director. On February 7, 2003, the

Board closed the Directors’ Charitable Award Program to new participants. Mrs. Alewine and Mr. Turner, who each joined the Board before February 7, 2003, currently participate in the Directors’ Charitable Award Program and have each satisfied its service requirements.

Business Travel Accident Insurance Plan

The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

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DIRECTOR COMPENSATION

2016 Changes to Director Compensation

In February 2016, the Corporate Governance Committee, in consultation with FW Cook, recommended and the Board approved changes to director compensation that will be effective in May 2016. These changes were designed to eliminate the payment of meeting fees and to ensure consistency with market practices. The revised compensation program is detailed below and reflects an increase in the annual retainer to replace the eliminated meeting fees, but a slight decrease in the aggregate level of compensation for Brink’s directors.

Compensation Element	2016 Value	Additional Information
Annual Retainer	$80,000	Paid in cash.
Deferred Stock Units	$109,000
Annual grant of Deferred Stock Units (“DSUs”) approved by the Board. DSUs vest on the first anniversary of the grant date and, in general, will be forfeited if the director leaves before the DSUs vest. The DSUs will be settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date.

Lead Director Fee	$25,000	Paid in cash to the Company’s Lead Director.
Committee Chair Retainer	$20,000	Paid in cash to the Chair of the Audit Committee.
	$15,000	Paid in cash to the Chair of the Compensation Committee.
	$10,000	Paid in cash to the Chairs of the Corporate Governance and Finance Committees.
Non-Chair Committee Retainer	$10,000	Paid in cash to each member of the Audit Committee.
	$7,500	Paid in cash to each member of the Compensation Committee.
	$5,000	Paid in cash to each member of the Corporate Governance and Finance Committees.

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The Brink’s Company

Director Compensation Table

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2015. Information is not included for Messrs. Clough, Feld and Stoeckert as they did not serve on the Board in 2015. The Director Compensation Table includes information for Messrs. Martin and Turner, who retired from the Board on January 3, 2016.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Betty C. Alewine	$107,111	$100,010	$18,169	$—	$225,290
Paul G. Boynton	122,266	100,010	—	10,000	232,276
Ian D. Clough	—	—	—	—	—
Susan E. Docherty	110,500	100,010	—	—	210,510
Peter A. Feld	—	—	—	—	—
Reginald D. Hedgebeth	122,266	100,010	—	—	222,276
Michael J. Herling	131,568	100,010	16,197	10,000	257,775
Murray D. Martin	146,233	100,010	1,174	10,000	257,417
George I. Stoeckert	—	—	—	—	—
Ronald L. Turner	107,233	100,010	926	7,000	215,169
(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees.
(2)	Represents the grant date fair value in 2015 related to the allocation of Deferred Stock Units representing shares of Brink’s Common Stock to each non-employee director under the terms of the Company’s Non-Employee Directors’ Equity Plan.

The following table sets forth (a) the number of Deferred Stock Units granted to each non-employee director during the year ended December 31, 2015, (b) the aggregate grant date fair value of the Deferred Stock Units granted to each non-employee director during the year ended December 31, 2015 and (c) the aggregate number of Deferred Stock Units credited to each non-employee director as of December 31, 2015.

Name	Deferred Stock Units Granted in 2015	Grant Date Fair Value(a)	Total Deferred Stock Units Held
Mrs. Alewine	3,050	$100,010	19,671
Mr. Boynton	3,050	100,010	19,020
Ms. Docherty	3,050	100,010	3,050
Mr. Hedgebeth	3,050	100,010	13,131
Mr. Herling	3,050	100,010	21,539
Mr. Martin	3,050	100,010	23,720
Mr. Turner	3,050	100,010	23,720
All Non-Employee Directors as a Group (7 persons)			123,851
(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on May 8, 2015, the date of grant.
(3)	Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter which, for Mr. Boynton resulted in a decrease in his nonqualified deferred compensation earnings in the amount of $1.00. Directors may also elect to have deferred fees notionally invested in one or more mutual funds (which mirror funds available under the Key Employees' Deferred Compensation Plan). For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” on page 64. There is no pension plan for the Board.
(4)	Reflects matching charitable awards made by Brink’s in 2015 as part of the Company’s matching gifts program (which is available to all employees and directors of the Company), in the amounts of $10,000 for Mr. Boynton, $10,000 for Mr. Herling, $10,000 for Mr. Martin and $7,000 for Mr. Turner.

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DIRECTOR COMPENSATION

Directors’ Stock Accumulation Plan

Prior to 2014, the Board granted awards of Directors’ Stock Accumulation Plan units (“DSAP Units”) under the Directors’ Stock Accumulation Plan, which expired by its terms on May 15, 2014. DSAP Units vested one year from their grant dates and are settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board.

The following table sets forth the aggregate number of DSAP Units held by each non-employee director as of December 31, 2015 based on previous grants under the Directors’ Stock Accumulation Plan. Ms. Docherty joined the Board in 2014, the year in which the Directors' Stock Accumulation Plan expired, and Messrs. Clough, Feld and Stoeckert joined the Board in 2016, after the Plan expired; therefore they do not have any DSAP Units.

Name	Total DSAP Units Held
Mrs. Alewine	18,789
Mr. Boynton	4,400
Mr. Clough	—
Ms. Docherty	—
Mr. Feld	—
Mr. Hedgebeth	2,280
Mr. Herling	5,408
Mr. Martin	7,358
Mr. Stoeckert	—
Mr. Turner	12,685
All Non-Employee Directors as a Group (10 persons)	50,920

Non-Employee Directors’ Stock Option Plan

Prior to 2009, the Board granted awards of stock options under the Non-Employee Directors’ Stock Option Plan, which does not permit any grants to be made after May 11, 2008. As of December 31, 2015, three directors then serving on the Board held options under this plan from previous awards:

Name	Total Options Held
Mrs. Alewine	14,698
Mr. Martin	14,698
Mr. Turner	14,698
All Non-Employee Directors as a Group (3 persons)	44,094

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The Brink’s Company

STOCK OWNERSHIP

Directors and Officers

The following table shows the beneficial ownership of our common shares as of January 15, 2016 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of January 15, 2016. Except as otherwise indicated, a person has sole voting and investment power with respect to the shares of Brink's Common Stock beneficially owned by that person.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)		Percent of Class*	Number of Other Units Owned (b)(c)
Mrs. Alewine	48,600		*	19,671
Mr. Beech	25,280		*	6,788
Mr. Boynton	4,400		*	19,020
Mr. Clough(d)	—		*	—
Ms. Docherty	4,049		*	3,050
Mr. Dziedzic	207,046		*	55,392
Mr. Feld(d)	4,578,930	(e)	9.35%	—
Mr. Hedgebeth	2,280		*	13,131
Mr. Herling	5,408		*	21,539
Mr. Marshall	127,935		*	42,435
Mr. Schievelbein	433,979		*	52,034
Mr. Stoeckert(d)	—		*	—
Mr. Zukerman	36,039		*	2,390
All directors and executive officers as a group (14 persons)	5,527,490		11.29%	253,507
*	Based on the number of shares outstanding as of March 2, 2016. Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.
(a)	Includes, for the following directors and executive officers, shares of Brink’s Common Stock that could be acquired within 60 days after January 15, 2016 (1) upon the exercise of options granted pursuant to the Company’s stock option plans, (2) for each executive officer, upon vesting of Restricted Stock Units awarded under the 2005 Equity Incentive Plan and/or 2013 Equity Incentive Plan, and (3) for each director upon settlement of units credited to his or her account under the Directors’ Stock Accumulation Plan, as follows:
Mrs. Alewine	33,487
Mr. Beech	21,418
Mr. Boynton	4,400
Mr. Dziedzic	165,956
Mr. Hedgebeth	2,280
Mr. Herling	5,408
Mr. Marshall	99,043
Mr. Schievelbein*	368,897
Mr. Zukerman	27,043
All directors and executive officers as a group	760,192
*	Units were granted to Mr. Schievelbein under the Directors’ Stock Accumulation Plan when he served as an independent director of the Company.
(b)	Mr. Schievelbein and each non-employee director also hold units representing shares of Brink's Common Stock that have been credited to his or her account on or prior to January 15, 2016, under the Non-Employee Directors' Equity Plan (Deferred Stock Units), which will be settled in Brink's Common Stock on a one-for-one basis six months after a director's separation from service on the Board. Mr. Schievelbein's 8,408 Deferred Stock Units were awarded when he served as an independent director of the Company.

These Deferred Stock Units are not included in the number of shares of Brink's Common Stock beneficially owned by such persons. For additional information about the Deferred Stock Units, see “Director Compensation.”

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(c)	Each named executive officer also holds (i) units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 15, 2016, under the Key Employees’ Deferred Compensation Program (Deferred Compensation Units), which will be settled in Brink’s Common Stock on a one-for-one basis on a date selected by the individual at least two years following the date of election or six months after the individual’s separation from service, and (ii) Restricted Stock Units issued under the 2005 Equity Incentive Plan and/or 2013 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis after a vesting period, as follows:
	Deferred Compensation Units	Restricted Stock Units	Total
Mr. Beech	4,748	2,040	6,788
Mr. Dziedzic	47,154	8,238	55,392
Mr. Marshall	37,672	4,763	42,435
Mr. Schievelbein	43,626	—	43,626
Mr. Zukerman	—	2,390	2,390

For additional information about the Deferred Compensation Units, see “Nonqualified Deferred Compensation” on page 52 and “Grants of Plan-Based Awards on page 45.”

(d)	Messrs. Clough, Feld and Stoeckert joined the Board on January 3, 2016.
(e)	Includes shares of Brink's common stock owned directly by Starboard Value LP and related entities as set forth on Amendment No. 4 to a report on Schedule 13D filed with the SEC on January 5, 2016. Mr. Feld, as a member of Starboard Principal Co GP LLC (“Principal GP”) and as a member of each of the Management Committee of Starboard Value GP LLC (“Starboard Value GP”) and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 2,880,674 shares owned by Starboard Value and Opportunity Master Fund Ltd, (ii) 618,266 shares owned by Starboard Value and Opportunity S LLC, (iii) 339,235 shares owned by Starboard Value and Opportunity C LP, and (iv) 740,755 shares held in an account managed by Starboard Value LP.

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The Brink’s Company

Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(a)
Scopia Capital Management LP	4,683,689(b	)	9.56	%(b)
Matthew Sirovich
Jeremy Mindich
152 West 57th Street, 33rd Floor
New York, NY 10019
Starboard Value LP.	4,578,930(c	)	9.35	%(c)
777 Third Avenue, 18th Floor
New York, NY 10017
BlackRock, Inc.	4,543,176(d	)	9.28	%(d)
55 East 52nd Street
New York, NY 10022
The Vanguard Group	3,653,807(e	)	7.46	%(e)
100 Vanguard Boulevard
Malvern, PA 19355
SouthernSun Asset Management LLC.	3,374,928(f	)	6.89	%(f)
6070 Poplar Avenue, Suite 300
Memphis, TN 38119
GAMCO Asset Management, Inc.	3,220,104(g	)	6.58	%(g)
Gabelli Funds, LLC
Teton Advisors, Inc.
One Corporate Center
Rye, NY 10580
(a)	The ownership percentages set forth in this column are based on the assumption that each beneficial owner continued to own the number of shares reflected in the table on March 2, 2016.
(b)	Based solely on a report on Amendment No. 1 to Schedule 13G filed with the SEC on February 16, 2016 by Scopia Capital Management LP, an investment adviser (“Scopia”), and Aaron Morse, Matthew Sirovich and Jeremy Mindich, individuals who are control persons of Scopia, each of Scopia, Matthew Sirovich and Jeremy Mindich had sole voting power over no shares of Brink’s Common Stock, shared voting power over 4,683,689 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 4,683,689 shares of Brink’s Common Stock.
(c)	Based solely on Amendment No. 4 to a report on Schedule 13D filed with the SEC on January 5, 2016, by Starboard Value LP (“Starboard”), Starboard had sole voting power over 4,578,930 share of Brink's Common Stock, shared voting power over no shares of Brink's Common Stock, sole dispositive power over 4,578,930 shares of Brink's Common Stock and shared dispositive power over no shares of Brink's Common Stock.
(d)	Based solely on Amendment No. 5 to a report on Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc. (“BlackRock”), BlackRock had sole voting power over 4,431,093 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 4,543,176 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.
(e)	Based solely on Amendment No. 3 to a report on Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”), Vanguard had sole voting power over 106,968 shares of Brink’s Common Stock, shared voting power over 3,500 shares of Brink’s Common Stock, sole dispositive power over 3,546,239 shares of Brink’s Common Stock and shared dispositive power over 107,568 shares of Brink’s Common Stock.
(f)	Based solely on a report on Schedule 13G filed with the SEC on February 12, 2016 by SouthernSun Asset Management LLC (“SouthernSun”), SouthernSun had sole voting power over 2,984,058 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,374,928 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.
(g)	Based solely on Amendment No. 5 to a report on Schedule 13D filed with the SEC on July 27, 2015 by Mario J. Gabelli, an individual who controls or acts as chief investment officer for various entities engaged in the securities business (“Mario Gabelli”), on behalf of himself and certain of those entities, namely GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Funds, LLC (“Gabelli Funds”), Gabelli Securities, Inc. (“GSI”) and Teton Advisors, Inc. (“Teton Advisors”), GAMCO had sole voting power over 2,421,184 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,699,584 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Gabelli Funds had sole voting

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power over 745,500 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 745,500 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, GSI had sole voting power over 1,500 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 1,500 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Teton Advisors had sole voting power over 10,400 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 10,400 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and Mario Gabelli had sole voting power over 8,000 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 8,000 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2015, its officers, directors and greater-than-10% beneficial owners timely filed all required reports.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2015, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,330,394	(1)	$26.01	(2)	3,187,124
Equity compensation plans not approved by security holders	—		—		—
Total	2,330,394		$26.01		3,187,124
(1)	Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2005 Equity Incentive Plan, the 2013 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan. PSUs and MSUs credited after 2013 under the 2013 Equity Incentive Plan are included at target. PSUs and MSUs credited during 2013 under the 2013 Equity Incentive Plan are included at the amounts approved in February 2016. The number of shares to be paid, if any, following the conclusion of the applicable performance measurement period, will depend on the Company’s achievement of pre-established performance goals and the Company’s TSR relative to either the S&P 500 index or the Russell 2000 index (for the respective PSUs) as well as the price of Brink’s Common Stock (for the MSUs). See “Equity Awards under the 2013 Equity Incentive Plan” beginning on page 34.
(2)	Does not include awards described in footnote (1).

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The Brink’s Company

PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and the Board recommends approval of such selection by the shareholders. KPMG served in this capacity for the year ended December 31, 2015. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee is directly responsible for the selection, evaluation, compensation (including negotiation of fees), retention and oversight of KPMG. In order to assure the continued independence of KPMG, the Audit Committee periodically considers whether there should be rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the KPMG’s lead engagement partner, the Audit Committee, led by its Chair, is directly involved in the selection of KPMG’s new lead engagement partner. The members of the Audit Committee believe that the continued retention of KPMG to serve as the Company’s independent registered accounting firm is in the best interests of the Company and its investors.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2015 and 2014.

	2015	2014
	(In thousands)
Audit Fees	$5,961	$5,633
Audit-Related Fees	274	476
Tax Fees	879	494
All Other Fees	131	159
Total Fees	$7,245	$6,762

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

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PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining KPMG’s independence.

Procedures for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted written procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the members of the Company’s Legal and Finance Departments to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR APPROVAL OF THE SELECTION
OF KPMG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

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The Brink’s Company

AUDIT AND ETHICS COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee is “independent” as required by the applicable listing standards of the NYSE and the rules of the SEC. During the fiscal year ended December 31, 2015, the Audit Committee met ten times, and the Audit Committee reviewed and discussed the financial information contained in the Company’s Annual Report on Form 10-K, interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with the Company's Chief Financial Officer and the independent registered public accounting firm prior to public release.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In connection with the responsibilities set forth in its charter, the Audit Committee has:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and KPMG, the Company’s independent auditors;
•	discussed with KPMG the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, which superseded the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. The Audit Committee also reappointed KPMG as Brink’s independent registered public accounting firm for the year ended December 31, 2016.

Betty C. Alewine, Chair
 Paul G. Boynton
Ian D. Clough
Susan E. Docherty
Reginald D. Hedgebeth
George I. Stoeckert

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The Brink’s Company

PROPOSAL NO. 4 – SHAREHOLDER PROPOSAL TO IMPLEMENT PROXY ACCESS

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, who has indicated he is the beneficial owner of at least 500 shares of the Company’s common stock, advised the Company that the below shareholder proposal will be presented at the annual meeting.

In accordance with the proxy regulations, the shareholder proposal and supporting statement presented below appear exactly as submitted. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

For the reasons set forth in the Board’s Statement in Opposition, which immediately follows the proposal, our Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Resolution Proposed by Shareholder

Proposal 4 — Shareholder Proxy Access

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must

a)	have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination:
b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any

Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

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The Brink’s Company

Shareholder’s Supporting Statement

The Security and Exchange Commission’s universal proxy access Rule 14a-11 was unfortunately vacated by 2011 a court decision. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule), a cost-benefit analysis by the CFA Institute (Chartered Financial

Analyst), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value:

Shareholder Proxy Access – Proposal 4

The Board’s Statement in Opposition

The Board has carefully considered the terms of the shareholder proposal and recommends a vote against it. As discussed below, the Board has adopted amendments to our Bylaws to implement proxy access for Brink’s shareholders. Accordingly, the Board believes no further action is needed.

The Board of Directors has already implemented proxy access on substantially the same terms as the shareholder proposal.

The Board believes that the shareholder proposal is unnecessary because our Bylaws already provide shareholders with a proxy access right on substantially the same terms as the shareholder proposal. On March 19, 2016, the Board adopted a proxy access bylaw that allows any shareholder (or group of up to 20 shareholders) owning 3% or more of Brink’s common stock continuously for at least 3 years to nominate up to 2 individuals or 20% of the Board (whichever is greater) for election as directors of the Board, and require the Company to include such director nominees in our proxy statement. For purposes of the 20 shareholder limit, a group of funds under common management and investment control is treated as one shareholder. The Board believes that these terms are consistent with current market practices, reflect the Company’s facts and circumstances, and take into consideration feedback from engagement with our shareholders.

In contrast, the shareholder proposal contemplates proxy access for up to one quarter of the Board, unlimited aggregation of shareholders to satisfy the ownership criteria, and no procedural safeguards. The Board believes that the terms of the proxy access right included in our Bylaws strike a more appropriate balance in providing long-term significant shareholders the opportunity to include nominees in our proxy statement while limiting the risk that proxy access could enable individuals —each of whom might only hold an immaterial ownership stake in the Company—to use the Company’s proxy to promote a narrow and/or short-term agenda rather than the long-term interests of all of the Company’s shareholder.

We have strong corporate governance practices and accountability to our shareholders.

Brink’s is committed to strong corporate governance practices. The Board and management regularly engage with shareholders and have implemented practices that were supported by and were the topic of discussion with our shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices.

In addition to adopting a proxy access bylaw, we maintain many other corporate governance measures to ensure the Board remains accountable to shareholders and to provide our shareholders with a meaningful voice in the nomination and election of directors. For example:

•	Beginning in 2016, each director nominated for election at the annual shareholder meeting will be elected to a one-year term and will stand for re-election at the next annual meeting.
•	Directors must be elected by a majority vote in an uncontested election and a director who fails to receive the required number of votes for re-election must tender his or her written resignation.
•	The Board is composed entirely of independent directors, other than the Chief Executive Officer.
•	Each of the Board’s committees are composed fully of independent directors.

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PROPOSAL NO. 4 – SHAREHOLDER PROPOSAL TO IMPLEMENT PROXY ACCESS

•	We have a Lead Independent Director.
•	Our shareholders may recommend director candidates to our Corporate Governance and Nominating Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described further under “Corporate Governance - Director Nominating Process” ).
•	Our shareholders express their views on executive compensation through annual “say-on-pay” votes.

In light of the Board’s commitment to strong corporate governance, as evidenced by its recent adoption of proxy access, the Board believes the adoption of the shareholder proposal is unnecessary and is not in the best interests of the Company or the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER
PROPOSAL TO IMPLEMENT PROXY ACCESS

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The Brink’s Company

OTHER INFORMATION

Shareholder Proposals and Director Nominations

Under the regulations of the SEC, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2017 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided below under “Availability of Documents” no later than November 25, 2016, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” on page 15, stating in detail the qualifications of such nominees for consideration. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before annual meetings. For a shareholder to nominate a director or directors at the 2017 annual meeting or bring other business before the 2017 annual meeting, notice must be received by the Corporate Secretary at the principal office of the Company not later than the close of business on January 6, 2017, nor earlier than the close of business on November 7, 2016. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, the Governance Policies, Code of Ethics and the charters of the Audit,

Compensation, Corporate Governance and Finance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

Incorporation by Reference

The reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 38, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, is hereby incorporated by reference into this proxy statement.

LINDSAY K. BLACKWOOD
Secretary

March 21, 2016

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The Brink’s Company

APPENDIX A

Non-GAAP Reconciliation

This proxy statement refers to segment operating profit, which is a financial measure that is not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Segment operating profit includes the allocation of regional management costs under the Company’s reporting structure in effect prior to the 2014 Reorganization and Restructuring. The purpose of the Non-GAAP results is to report financial information excluding certain income and expenses. The Non-GAAP information provides information to assist comparability and estimates of future performance. Brink’s believes these measures are helpful in assessing ongoing operations and estimating future results and enable period-to-period comparability of financial performance. Non-GAAP segment operating profit should not be considered as an alternative to operating profit determined in accordance with GAAP and should be read in conjunction with its GAAP counterpart.

	2015
(In millions)	Segment	Non- Segment	Exclude Venezuela Results	Total
GAAP	$127.4	$(70.8)	$—	$56.6
Venezuela Operations	69.6	—	(21.9)	47.7
Reorganization and Restructuring	13.5	1.8	—	15.3
U.S. and Mexican retirement plans	9.3	21.9	—	31.2
Acquisitions and dispositions	6.0	—	—	6.0
Non-GAAP	225.8	(47.1)	(21.9)	156.8
	2014
	Segment	Non- Segment	Exclude Venezuela Results	Total
GAAP	$24.3	$(51.8)	$—	$(27.5)
Venezuela Operations	142.7	—	(44.8)	97.9
Reorganization and Restructuring	21.8	—	—	21.8
U.S. and Mexican retirement plans	31.1	47.9	—	79.0
Acquisitions and dispositions	(4.5)	(44.9)	—	(49.4)
Share-based compensation adj.	0.9	1.5	—	2.4
Non-GAAP	216.3	(47.3)	(44.8)	124.2

Venezuela operations. In the first quarter of 2015, we began to report our segment results excluding all of our Venezuela operating results for all reported periods. Venezuela operations were excluded due to management’s inability to allocate, generate or redeploy resources in-country or globally. In light of these unique circumstances, the Venezuela business is largely independent of the rest of our global operations. As a result, the CODM, the Company’s Chief Executive Officer, assesses segment performance and makes resource decisions by segment excluding Venezuela operating results. Additionally, management believes excluding Venezuela from segment results makes it possible to more effectively evaluate the company’s performance between periods.

Factors considered by management in excluding Venezuela results include:

•	Continued inability to repatriate cash to redeploy to other operations or dividend to shareholders
•	Highly inflationary environment
•	Fixed exchange rate policy
•	Continued currency devaluations and
•	Difficulty raising prices and controlling costs

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The Brink’s Company

Other Venezuela-related expenses due to currency devaluations ($34.3 million in 2015 and $142.7 million in 2014) and charges related to the impairment of property, plant and equipment ($35.3 million, the majority of which was recognized in the second quarter of 2015) have also not been allocated to segment results.

Reorganization and Restructuring. Brink’s reorganized and restructured its business in December 2014, eliminating the management roles and structures in its former Latin America and EMEA regions and implementing a plan to reduce the cost structure of various country operations by eliminating approximately 1,700 positions across its global workforce. Severance costs of $21.8 million associated with these actions were recognized in 2014. An additional $1.9 million was recognized in 2015 related to the 2014 restructuring. Brink's initiated an additional restructuring of its business in the third quarter of 2015. We recognized $11.6 million in 2015 costs related to employee severance, contract terminations, and property impairment associated with the 2015 restructuring. In addition, in 2015, we recognized $1.8 million in charges related to executive leadership and Board of Directors restructuring actions, which were announced in January 2016. These amounts have not been allocated to segment results.

U.S. and Mexican retirement plans. Costs related to our frozen U.S. retirement plans have not been allocated to segment results. Brink’s primary U.S. pension plan settled a portion of its obligation in the fourth quarter of 2014 under a lump sum buy-out offer. Approximately 4,300 terminated participants were paid about $150 million of plan assets under this offer in lieu of receiving their pension benefit. A $56 million settlement loss was recognized as a result of the settlement. Employee termination costs in Mexico are accounted for as retirement benefits under FASB ASC Topic 715, Compensation — Retirement Benefits. Settlement charges ($4.6 million in 2015 and $5.9 million in 2014) related to these termination benefits in Mexico have not been allocated to segment results.

Acquisitions and dispositions. Gains and losses related to acquisitions and dispositions that have not been allocated to segment results are described below:

•	Brink’s sold an equity investment in a CIT business in Peru and recognized a $44.3 million gain in the third quarter of 2014. The gain on the sale and the equity earnings have not been allocated to segment results.
•	A favorable adjustment to the 2010 business acquisition gain for Mexico ($0.7 million in the third quarter of 2014) is not allocated to segment results.
•	A favorable adjustment to the purchase price of a third quarter 2014 business acquisition in EMEA ($0.3 million in the second quarter of 2015) is not allocated to segment results.
•	Brink’s sold its 70%interest in a cash management business in Russia in the fourth quarter of 2015 and recognized a $5.9 million loss on the sale.
•	Brink's recognized $0.4 million in pretax charges in the fourth quarter of 2015 related to a real estate transaction in Mexico. The transaction did not qualify for sale-leaseback accounting under U.S. GAAP rules due to continuing involvement with the property. A financing liability of $14 million was recognized for the cash proceeds received in the transaction.

Share-based compensation adjustment. Accounting adjustments related to share-based compensation have not been allocated to segment results ($4.2 million expense in the second quarter of 2014 and a $1.8 million benefit in the third quarter of 2014). The accounting adjustments revised the accounting for certain share-based awards from fixed to variable fair value accounting.

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